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                                                Filed pursuant to Rule 424(b)(3)
                                                File No. 333-53770

PROSPECTUS

                               [SPECTRASITE LOGO]

                           SPECTRASITE HOLDINGS, INC.
                   $200,000,000 12 1/2% SENIOR NOTES DUE 2010

    OFFER TO EXCHANGE SERIES B 12 1/2% SENIOR NOTES DUE 2010 FOR ANY AND ALL
                   OUTSTANDING 12 1/2% SENIOR NOTES DUE 2010.

                            TERMS OF EXCHANGE OFFER

- Expires 5:00 p.m., New York City time, February 26, 2001, unless extended

- All outstanding notes that are validly tendered and not withdrawn will be exchanged

- Tenders of outstanding notes may be withdrawn any time prior to the expiration of the exchange offer

- The exchange of notes will not be a taxable exchange for United States federal tax purposes

- We will not receive any proceeds from the exchange offer

- The terms of the registered notes we will issue in the exchange offer are substantially identical to the outstanding notes, except that certain transfer restrictions and registration rights relating to the outstanding notes will not apply to the registered notes

     The notes are eligible for trading in The Portal(SM) Market, a subsidiary of The Nasdaq Market, Inc. The notes also may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.

     WE ARE NOT MAKING AN OFFER TO EXCHANGE NOTES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, SEE "RISK FACTORS" COMMENCING ON PAGE 9.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is January 24, 2001
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                               TABLE OF CONTENTS

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Summary................................       2
Risk Factors...........................       9
Use of Proceeds........................      18
Ratio of Earnings to Fixed Charges.....      18
Capitalization.........................      19
The Exchange Offer.....................      20
Description of the Notes...............      29
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Certain United States Federal Tax
  Considerations.......................      65
Plan of Distribution...................      74
Legal Matters..........................      75
Experts................................      75
Where You Can Find More Information....      75
Information Incorporated by
  Reference............................      76
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                            ------------------------

     In this prospectus, Holdings refers to SpectraSite Holdings, Inc., and SpectraSite, we, us and our refer to SpectraSite Holdings, Inc., its wholly owned subsidiaries and all predecessor entities collectively, unless the context requires otherwise. The term outstanding notes refers to our 12 1/2% senior notes due 2010 which were issued in a transaction exempt from registration under the Securities Act of 1933, the term registered notes refers to our 12 1/2% senior notes due 2010 which have been registered under the Securities Act pursuant to a registration statement of which this prospectus is a part, and the terms notes and new notes refer to the outstanding notes and the registered notes collectively, unless the context requires otherwise. The term 2010 notes refers to our 10 3/4% senior notes due 2010 and our 12 7/8% senior discount notes due 2010 collectively. The term common stock refers to the common stock, par value $.001 per share, of Holdings.
                            ------------------------

     This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any note offered hereby by any person in any jurisdiction in which it is unlawful for such person to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that there has been no change in the affairs of our company or its subsidiaries or that the information set forth herein is correct as of any date subsequent to the date hereof.
                            ------------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including information incorporated by reference in this prospectus, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act of 1934, including statements concerning possible or assumed future results of operations of SpectraSite and those preceded by, followed by or that include the words may, will, should, could, expects, plans, anticipates, believes, estimates, predicts, potential or continue or the negative of such terms and other comparable terminology. You should understand that the factors described below, in addition to those discussed elsewhere in this document, could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements. These factors include:

     - material adverse changes in economic conditions in the markets we serve;

     - future regulatory actions and conditions in our operating areas;

     - competition from others in the communications tower industry;

     - the integration of our operations with those of businesses or assets we have acquired or may acquire in the future and the realization of the expected benefits; and

     - other risks and uncertainties as may be detailed from time to time in our public announcements and Securities and Exchange Commission filings.

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                                    SUMMARY

     This summary highlights some of the information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before tendering your outstanding notes. You should read the entire prospectus carefully, including the "Risk Factors" and the financial statements, which are incorporated into this prospectus by reference. See "Where You Can Find More Information."

                                  SPECTRASITE

OVERVIEW

     We are one of the leading providers of outsourced antenna site and network services to the wireless communications and broadcast industries in North America and Europe. Our businesses include the ownership and leasing of antenna sites on towers, managing rooftop and in-building telecommunications access on commercial real estate, network planning and deployment, and construction of towers and related wireless facilities. Our customers are leading wireless communications providers and broadcasters, including Nextel Communications, SBC Wireless, Sprint PCS, AT&T Wireless, AirTouch Communications, Teligent, WinStar Communications, Cox Broadcasting, Clear Channel Communications and Paxson Communications. As of September 30, 2000, and after giving effect to all pending transactions, we will own or manage over 20,000 sites, including 8,132 towers, primarily in the top 100 markets in the United States and with major metropolitan market clusters in Los Angeles, Chicago, San Francisco, Philadelphia, Detroit and Dallas. We also own 50% of SpectraSite-Transco Communications Ltd., a joint venture with Lattice Group plc, the former arm of BG Group plc, the company that operates Britain's natural gas distribution network. As of September 30, 2000, the joint venture owned 707 towers and 1,500 sites and has the option to construct towers on an additional 30,000 potential sites in the United Kingdom.

     SpectraSite Holdings, Inc. is a Delaware corporation. Our principal executive offices are located at 100 Regency Forest Drive, Suite 400, Cary, North Carolina 27511, and our telephone number at that address is (919) 468-0112. Our World Wide Web site address is http://www.spectrasite.com. The information in our website is not part of this prospectus.

RECENT DEVELOPMENTS

     On August 25, 2000, we entered into an agreement to acquire leasehold and subleasehold interests in approximately 3,900 wireless communications towers from affiliates of SBC Communications, which we collectively refer to as SBC, in exchange for $982.7 million in cash and approximately 14.3 million shares of our common stock, subject to adjustment, valued at $325.0 million. We will manage, maintain and lease available space on the SBC towers, and we will have the right to co-locate tenants on the towers. SBC is an anchor tenant on all of the towers and will pay us a monthly fee per tower of $1,400, subject to an annual adjustment. In addition, we have entered into a five-year exclusive build-to-suit agreement with SBC under which we will develop and construct substantially all of SBC's new towers during the term of the agreement.

     The SBC transaction will close in stages, with a final closing expected in the first half of 2002. At each closing, we will make a pro rata payment of cash and stock to SBC for the actual towers subleased. At the initial closing on December 14, 2000, we acquired subleasehold interests in 739 towers for consideration consisting of approximately $175.0 million in cash and approximately 2.5 million shares of common stock.

     In connection with the SBC tower transaction, we received a commitment from Canadian Imperial Bank of Commerce, CIBC World Markets Corp., Credit Suisse First Boston Corporation, Bank of Montreal, Chicago Branch and Toronto Dominion (Texas), Inc. to provide approximately $1.1 billion of a contemplated $1.2 billion credit facility pursuant to an amended and restated credit agreement. We anticipate we will amend and restate our existing credit facility during the first quarter of 2001.

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     We acquired from AirTouch subleasehold interests in 107 wireless towers for approximately $38.5 million in cash on August 15, 2000, 38 wireless towers on October 10, 2000 for approximately $13.7 million in cash, 53 wireless towers on November 15, 2000 for approximately $19.1 million in cash and 35 wireless towers on December 15, 2000 for approximately $12.6 million in cash. We expect to acquire leasehold and subleasehold interests in an additional 197 towers from AirTouch in periodic closings through February 2001.

     On November 20, 2000, Trimaran Fund II, L.L.C. and certain other investors participating in the Trimaran investment program, which we collectively refer to as the Trimaran group, purchased 4.0 million shares of common stock at a price of $18.75 per share in a private placement exempt from the registration requirements of the Securities Act of 1933. In addition, the Trimaran group received warrants to purchase an additional 1.5 million shares of common stock.

     On November 20, 2000, we issued $200.0 million aggregate principal amount of 6 3/4% senior convertible notes due 2010. Each note is convertible into common stock at any time on or before November 15, 2010 at a conversion price of $21.5625 per share, subject to adjustment if certain events affecting our common stock occur. After November 20, 2003, we may redeem all or a portion of the convertible notes at specified prices, plus accrued interest.

     On December 8, 2000, we acquired the United States assets and operations of U.S. RealTel, Inc., an international provider of rooftop and in-building telecommunications access, for approximately $16.5 million in cash.

     On December 20, 2000, we issued $200.0 million aggregate principal amount of 12 1/2% senior notes due 2010.

     For other recent developments regarding SpectraSite, we refer you to our most recent and future filings under the Securities Exchange Act of 1934.

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                         SUMMARY OF THE EXCHANGE OFFER

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Registration Rights Agreement.............  You have the right to exchange your outstanding notes for registered notes with substantially identical terms.
                                            This exchange offer is intended to satisfy these rights.
                                            After the exchange offer is complete, you will no longer
                                            be entitled to any exchange or registration rights with
                                            respect to your notes.
The Exchange Offer........................  We are offering to exchange $1,000 principal amount of
                                            Holdings' Series B 12 1/2% senior notes due 2010, which
                                            have been registered under the Securities Act, for each
                                            $1,000 principal amount of Holdings' outstanding 12 1/2%
                                            senior notes due 2010, which were issued in December
                                            2000 in a private offering.
                                            In order to be exchanged, an outstanding note must be
                                            properly tendered and accepted. We will exchange all
                                            notes validly tendered and not validly withdrawn.
                                            As of the date of this prospectus, there is $200,000,000
                                            aggregate principal amount of new notes outstanding.
                                            We will issue registered notes on or promptly after the
                                            expiration of the exchange offer.
Resales...................................  We believe that the registered notes may be offered for resale, resold and otherwise transferred by you without
                                            compliance with the registration and prospectus delivery
                                            provisions of the Securities Act provided that:
                                            - you acquire the registered notes issued in the
                                            exchange offer in the ordinary course of your business;
                                            - you are not participating, do not intend to
                                            participate, and have no arrangement or understanding
                                              with any person to participate, in the distribution of
                                              the registered notes issued to you in the exchange
                                              offer; and
                                            - you are not an affiliate, as defined under Rule 405 of
                                            the Securities Act, of ours.
                                            If a broker-dealer receives registered notes for its own
                                            account in exchange for outstanding notes which were
                                            acquired by that broker-dealer as a result of
                                            market-making or other trading activities, then that
                                            broker-dealer must acknowledge that it will deliver a
                                            prospectus meeting the requirements of the Securities
                                            Act in connection with any resale of the registered
                                            notes. A broker-dealer may use this prospectus for an
                                            offer to resell, resale or other retransfer of the
                                            registered notes issued to it in the exchange offer.
Record Date...............................  We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes as
                                            determined on January 24, 2001.
Expiration Date...........................  The exchange offer will expire at 5:00 p.m., New York
                                            City time, February 26, 2001 unless we decide to extend
                                            the expiration date.
Conditions to the Exchange Offer..........  We may terminate or amend the exchange offer if:
                                            - any legal proceeding, government action or other
                                            adverse development materially impairs our ability to
                                              complete the exchange offer;
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                                            - any Securities and Exchange Commission rule,
                                            regulation or interpretation materially impairs the
                                              exchange offer; or
                                            - we have not obtained any necessary governmental
                                              approvals with respect to the exchange offer.
Procedures for Tendering Outstanding
  Notes...................................  Each holder of outstanding notes wishing to accept the exchange offer must:
                                            - complete, sign and date the accompanying letter of
                                              transmittal, or a facsimile thereof; or
                                            - arrange for DTC to transmit certain required
                                            information to the exchange agent in connection with a
                                              book-entry transfer.
                                            You must mail or otherwise deliver the documentation
                                            listed above and your outstanding notes to United States
                                            Trust Company of New York, as exchange agent, at the
                                            address set forth under "The Exchange Offer -- Exchange
                                            Agent."
                                            By tendering your outstanding notes in this manner, you
                                            will be representing, among other things, that you meet
                                            the three requirements set forth under "-- Resales"
                                            above.
Untendered Outstanding Notes..............  If you are eligible to participate in the exchange offer and you do not tender your outstanding notes, you will
                                            not have any further registration or exchange rights and
                                            your outstanding notes will continue to be subject to
                                            restrictions on transfer. Accordingly, the liquidity of
                                            the market for such outstanding notes could be adversely
                                            affected.
Special Procedures for Beneficial
  Owners..................................  If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust
                                            company or other nominee and you wish to tender your
                                            outstanding notes in the exchange offer, you should
                                            contact the registered holder promptly and instruct it
                                            to tender on your behalf. If you wish to tender on your
                                            own behalf, you must, prior to completing and executing
                                            the letter of transmittal for the exchange offer and
                                            delivering your outstanding notes, either arrange to
                                            have your outstanding notes registered in your name or
                                            obtain a properly completed bond power from the
                                            registered holder. The transfer of registered ownership
                                            may take considerable time.
Guaranteed Delivery Procedures............  If you wish to tender your outstanding notes and time will not permit your required documents to reach the
                                            exchange agent by the expiration date of the exchange
                                            offer, or you cannot complete the procedure for
                                            book-entry transfer on time or you cannot deliver
                                            certificates for your outstanding notes on time, you may
                                            tender your outstanding notes according to the
                                            procedures described in this prospectus under the
                                            heading "The Exchange Offer -- Guaranteed Delivery
                                            Procedures."
Withdrawal Rights.........................  You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on
                                            February 26, 2001.
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Certain United States Federal Tax
  Considerations..........................  The exchange of notes will not be a taxable event for
                                            United States federal income tax purposes.
Use of Proceeds...........................  We will not receive any proceeds from the issuance of registered notes in the exchange offer. We will pay all
                                            our expenses incident to the exchange offer.
Exchange Agent............................  United States Trust Company of New York is serving as the exchange agent in connection with the exchange
                                            offer.
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                    SUMMARY OF TERMS OF THE REGISTERED NOTES

     The form and terms of the registered notes are the same as the form and terms of the outstanding notes except that the registered notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act. The registered notes will evidence the same debt as the outstanding notes, and the same indenture will govern both the registered notes and the outstanding notes.

Registered Notes......................     Series B 12 1/2% senior notes due
                                           2010 of SpectraSite Holdings, Inc.

Maturity..............................     November 15, 2010

Interest..............................     12 1/2% per annum, payable
                                           semi-annually in arrears on May 15
                                           and November 15, commencing May 15,
                                           2001.

Security and Ranking..................     The registered notes will not be
                                           secured by any collateral. The
                                           registered notes will effectively
                                           rank below all of our secured debt
                                           and the debt and other liabilities of
                                           our subsidiaries. The registered
                                           notes will rank ratably with our
                                           other senior unsecured debt,
                                           including our 12% senior discount
                                           notes due 2008, our 11 1/4% senior
                                           discount notes due 2009, our 12 7/8%
                                           senior discount notes due 2010, our
                                           10 3/4% senior notes due 2010 and our
                                           6 3/4% senior convertible notes due
                                           2010.

                                           As of September 30, 2000, after
                                           giving effect to the convertible
                                           notes offering and the offering of
                                           the outstanding notes, Holdings would
                                           have had approximately $1.5 billion
                                           of debt outstanding (none of which
                                           was secured or subordinate) and our
                                           subsidiaries would have had $201.9
                                           million of debt and other liabilities
                                           outstanding and the ability to borrow
                                           an additional $300.0 million of
                                           secured debt under our credit
                                           facility, subject to certain
                                           conditions.

Optional Redemption...................     Except in the case of certain equity
                                           offerings by us, we cannot redeem the
                                           notes until November 15, 2005. At any
                                           time, which may be more than once,
                                           after that date, we may redeem some
                                           or all of the notes at certain
                                           specified prices, plus accrued
                                           interest.

                                           At any time, which may be more than
                                           once, before November 15, 2003, we
                                           can choose to buy back up to 35% of
                                           the notes with money that we raise in
                                           one or more public equity offerings,
                                           as long as:

                                           -  we pay 112.5% of the principal
                                              amount of the notes bought, plus
                                              interest;

                                           -  we buy the notes back within 60
                                              days of completing the equity
                                              offering; and

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                                           -  at least 65% of the notes
                                              originally issued remain
                                              outstanding afterwards.

Change of Control.....................     If we experience a change of control,
                                           we must give holders of the notes the
                                           opportunity to sell us their notes at
                                           101% of the principal amount of the
                                           notes, plus accrued interest, if any.
                                           We might not be able to pay you the
                                           required price for notes you present
                                           to us at the time of a change of
                                           control, because:

                                           -  we might not have enough funds at
                                              that time; or

                                           -  the terms of our senior debt may
                                              prevent us from paying.

Certain Covenants.....................     The indenture governing the notes
                                           will limit what we may do. The
                                           provisions of the indenture will
                                           limit our ability to:

                                           -  incur more debt;

                                           -  pay dividends and make
                                           distributions;

                                           -  issue stock of subsidiaries;

                                           -  make certain investments;

                                           -  repurchase stock;

                                           -  create liens;

                                           -  enter into transactions with
                                           affiliates;

                                           -  enter into sale-leaseback
                                           transactions;

                                           -  merge or consolidate; and

                                           -  transfer and sell assets.

                                           These covenants are subject to a
                                           number of important exceptions.

Form of Registered Notes..............     The registered notes will be
                                           represented by one or more permanent
                                           global securities in bearer form
                                           deposited with United States Trust
                                           Company of New York, as book entry
                                           depositary, for the benefit of The
                                           Depository Trust Company, which we
                                           refer to as DTC. You will not receive
                                           registered notes in registered form
                                           unless one of the events set forth
                                           under the heading "Description of the
                                           Registered Notes -- Book-Entry;
                                           Delivery and Form" occurs. Instead,
                                           beneficial interests in the
                                           registered notes will be shown on,
                                           and transfers of the registered notes
                                           will be effected only through,
                                           records maintained in book-entry form
                                           by DTC with respect to its
                                           participants.

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                                  RISK FACTORS

     Ownership of the registered notes involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including the financial statements and related notes, before making an investment decision regarding the registered notes. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occurs, our business, financial condition or results of operations would likely suffer.

WE MAY ENCOUNTER DIFFICULTIES IN INTEGRATING ACQUISITIONS WITH OUR OPERATIONS, WHICH COULD LIMIT OUR REVENUE GROWTH AND OUR ABILITY TO ACHIEVE OR SUSTAIN PROFITABILITY.

     Acquiring additional tower assets and complementary businesses is an integral part of our business strategy. We may not be able to realize the expected benefits of past or future acquisitions or identify suitable acquisition candidates. Our ability to complete future acquisitions will depend on a number of factors, some of which are beyond our control, including the attractiveness of acquisition prices and the negotiation of acceptable definitive acquisition agreements. In addition, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties, divert managerial attention or require significant financial resources that could otherwise be used for existing tower construction and network deployment contracts. Future acquisitions also may require us to incur additional indebtedness and contingent liabilities, which could have a material adverse effect on our business, financial condition or results of operations.

WE ARE NOT PROFITABLE AND EXPECT TO CONTINUE TO INCUR LOSSES.

     We incurred net losses of $98.4 million and $111.8 million for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. Our losses are principally due to significant depreciation, amortization and interest expense. We have not achieved profitability and expect to continue to incur losses for the foreseeable future.

WE HAVE SUBSTANTIAL INDEBTEDNESS, AND SERVICING OUR INDEBTEDNESS COULD REDUCE FUNDS AVAILABLE TO GROW OUR BUSINESS.

     We are, and will continue to be, highly leveraged. As of September 30, 2000, we had total consolidated indebtedness of approximately $1.3 billion, and after giving effect to the convertible notes offering and the offering of the new notes, our total consolidated indebtedness would be approximately $1.7 billion. Our high level of indebtedness could interfere with our ability to grow. For example, it could:

     - increase our vulnerability to general adverse economic and industry conditions;

     -  limit our ability to obtain additional financing;

     - require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

     - place us at a competitive disadvantage relative to less leveraged competitors.

     Our ability to generate sufficient cash flow from operations to pay principal of, and interest on, our indebtedness is uncertain. In particular, we may not meet our anticipated revenue growth and operating expense targets, and as a result, our future debt service obligations could exceed cash available to us. Further, we may not be able to refinance any of our indebtedness on commercially reasonable terms or at all.

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HOLDINGS IS A HOLDING COMPANY AND ITS ONLY SOURCE OF CASH TO PAY INTEREST ON,
AND THE PRINCIPAL OF, THE 2008 NOTES, THE 2009 NOTES, THE 2010 NOTES, THE CONVERTIBLE NOTES AND THE NEW NOTES IS DISTRIBUTIONS FROM OUR SUBSIDIARIES.

     Holdings is a holding company with no business operations of its own. Holdings' only significant asset is and will be outstanding capital stock of its subsidiaries. Holdings conducts all of its business operations through its subsidiaries. Accordingly, Holdings' only source of cash to pay interest on, and the principal of, its 12% senior discount notes due 2008, its 11 1/4% senior discount notes due 2009, its 12 7/8% senior discount notes due 2010, its 10 3/4% senior notes due 2010, its 6 3/4% senior convertible notes due 2010 and the new notes is distributions with respect to its ownership interest in its subsidiaries from the earnings and cash flow generated by those subsidiaries. We currently expect that Holdings' subsidiaries will retain and use available earnings and cash flow to support their operations, including to service their respective debt obligations. We cannot assure you that the subsidiaries will generate sufficient earnings and cash flow to pay dividends or distributions to Holdings or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of Holdings' subsidiaries, will permit such dividends or distributions.

     Our credit facility prohibits, subject to certain limited exceptions, dividends or other distributions by Holdings' subsidiaries to Holdings. However, the credit facility permits distributions to Holdings in an amount sufficient to pay scheduled interest payments on the 2008 notes commencing in 2003, the 2009 notes commencing in 2004, the 2010 senior discount notes commencing in 2005, the 10 3/4% senior notes commencing in 2000, the convertible notes commencing in 2001 and the new notes commencing in 2001, provided that there is no default or event of default outstanding under the credit facility, including under the financial maintenance tests the credit facility sets forth. We expect our amended and restated credit facility will include similar limitations. If Holdings' subsidiaries are unable to make distributions to Holdings, we will have to pursue other alternatives to make the scheduled interest payments, which may include refinancing the credit facility or seeking other sources of debt or equity capital. We cannot assure you that we would be able to secure sources of capital on terms acceptable to us or at all.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NEW NOTES IS EFFECTIVELY JUNIOR TO CERTAIN EXISTING INDEBTEDNESS AND ALL FUTURE BORROWINGS OF HOLDINGS' SUBSIDIARIES.

     The 2008 notes, the 2009 notes, the 2010 notes, the convertible notes and the new notes rank equally in right of payment. Holdings' subsidiaries are not guarantors of the 2008 notes, the 2009 notes, the 2010 notes, the convertible notes or the new notes. As a result, all indebtedness of Holdings' subsidiaries, including any borrowings under the credit facility and other liabilities, will be structurally senior to the new notes. At September 30, 2000, Holdings' subsidiaries had $281.5 million of debt and other liabilities and the ability to borrow $300.0 million under our credit facility, all of which will be structurally senior in right of payment to the 2008 notes, the 2009 notes, the 2010 notes, the convertible notes and the new notes.

     In addition, Holdings' subsidiaries will be permitted, under the terms of the indentures governing the 2008 notes, the 2009 notes, the 2010 notes, the convertible notes and the new notes, to incur certain additional indebtedness that may restrict or prohibit the subsidiaries from making distributions, paying dividends or making loans to Holdings and to guarantee other indebtedness of Holdings without guaranteeing the new notes. If any or all of Holdings' subsidiaries become subject to bankruptcy proceedings before payment of the notes, we do not expect the note holders to have claims in the proceedings. Only after the applicable subsidiaries' creditors are fully paid would any remaining value of the subsidiaries' assets be available to Holdings or its creditors, including the note holders.

REPAYMENT OF THE PRINCIPAL OF THE 2008 NOTES, THE 2009 NOTES, THE 2010 NOTES, THE CONVERTIBLE NOTES AND THE NEW NOTES LIKELY WILL REQUIRE ADDITIONAL FINANCING. WE ARE NOT CERTAIN OF THE SOURCE OR AVAILABILITY OF ANY SUCH FINANCING AT THIS TIME.

     We currently anticipate that, in order to pay the principal of the 2008 notes, the 2009 notes, the 2010 notes, the convertible notes and the new notes, or to redeem or repurchase the notes upon a change of

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control as defined in the indentures governing the notes, we will be required to adopt one or more alternatives, such as refinancing our indebtedness or selling our equity securities or the equity securities or assets of our subsidiaries. We cannot assure you that we could effect any of the foregoing alternatives on terms satisfactory to us, that any of the foregoing alternatives would enable us to pay the principal of the notes or that any of such alternatives would be permitted by the terms of the indentures governing the 2008 notes, the 2009 notes, the 2010 notes, the convertible notes or the new notes or any other debt instruments then in effect.

OUR BUSINESS DEPENDS ON THE DEMAND FOR WIRELESS COMMUNICATIONS SITES AND OUR ABILITY TO SECURE CO-LOCATION TENANTS.

     Our business depends on demand for communications sites from wireless service providers, which, in turn, depends on the demand for wireless services. A reduction in demand for communications sites or increased competition for co-location tenants could have a material adverse effect on our business, financial condition or results of operations. In particular, the success of our business model requires us to secure co-location tenants, and securing co-location tenants depends upon the demand for communications sites from a variety of service providers in a particular market. The extent to which wireless service providers lease communications sites on our towers depends on the level of demand for wireless services, the financial condition and access to capital of those providers, the strategy of providers with respect to owning or leasing communications sites, government licensing of communications licenses, changes in telecommunications regulations, the characteristics of each company's technology, and geographic terrain.

A SIGNIFICANT PORTION OF OUR REVENUES AND TOWER CONSTRUCTION ACTIVITY CURRENTLY DEPENDS ON NEXTEL AND IS EXPECTED TO COME FROM SBC.

     Nextel accounts for a significant portion of our total revenues. Nextel represented approximately 35% and 24% of our revenues for the year ended December 31, 1999 and for the nine months ended September 30, 2000, respectively. Following the final closing of the SBC tower transaction, SBC will pay us approximately $65.5 million each year as the anchor tenant on the 3,900 subleased towers. If Nextel or SBC were to suffer financial difficulties or if Nextel or SBC were unwilling or unable to perform its obligations under its arrangements with us, our business, financial condition or results of operations could be materially and adversely affected.

     Nextel agreed to lease 1,700 additional sites on our towers as part of its national service deployment, and as of September 30, 2000, they had leased 1,068 of those sites. We have entered into a five-year build-to-suit agreement with SBC for an estimated 800 new towers. Under the terms of our agreements with Nextel and SBC, we are required to construct or purchase agreed upon numbers of qualified towers at specified times and at specified prices. Our failure to construct or purchase the towers as agreed could result in the cancellation of our right to construct or purchase additional towers under these agreements. Such a cancellation could have a material adverse effect on our business, financial condition or results of operations and on our ability to implement or achieve our business objectives in the future.

     Under our agreements with Nextel and SBC, subject to limited exceptions, we will be required to construct new towers in locations to be determined by Nextel and SBC. These towers may have limited appeal to other providers of wireless communications services, which may limit our opportunities to attract additional tenants, which, in turn, could have a material adverse effect on our business, financial condition or results of operations.

WE MAY BE UNABLE TO INCREASE OUR CONSTRUCTION ACTIVITIES OR TO ACQUIRE TOWERS AS CONTEMPLATED BY OUR GROWTH STRATEGY.

     Our growth strategy depends on our ability to construct, acquire and operate towers as wireless service providers expand their tower network infrastructure. Regulatory and other barriers could adversely affect our ability to construct towers in accordance with the requirements of our customers, and, as a result, we may be subject to penalties and forfeiture provisions under our anchor tenant leases. Our ability to construct new towers may be affected by a number of factors beyond our control, including zoning and local permitting requirements, FAA considerations, FCC tower registration procedures, availability of tower components and construction equipment, availability of skilled construction personnel and weather conditions. In addition, because the concern over tower proliferation has grown in recent years, certain communities now restrict new tower construction or delay granting permits required for construction.

     Our expansion plans call for a significant increase in construction activity. We may not be able to overcome the barriers to new construction, and we may not complete the number of towers planned for construction. Our failure to complete the necessary construction could have a material adverse effect on our business, financial condition or results of operations.

     We compete for tower acquisition opportunities with wireless service providers, broadcasters, site developers and other independent tower owners and operators, and we expect competition to increase. Increased competition for acquisitions may result in fewer acquisition opportunities and higher acquisition prices. We regularly explore acquisition opportunities; however, we may have trouble identifying towers or tower companies to acquire in the future.

WE COMPETE WITH COMPANIES THAT MAY HAVE GREATER FINANCIAL RESOURCES.

     If we are unable to successfully compete, our business will suffer. We believe that tower location and capacity, price, quality of service and density within a geographic market historically have been, and will continue to be, the most significant competitive factors affecting the site leasing business. We compete for site leasing tenants with:

     - wireless service providers that own and operate their own towers and lease, or may in the future decide to lease, antenna space to other providers;

     -  other independent tower operators;

     - site acquisition companies which acquire antenna space on existing towers for wireless service providers, manage new tower construction and provide site acquisition services; and

     - owners of non-tower antenna sites, including rooftops, water towers and other alternate structures.

     Wireless service providers that own and operate their own towers generally are substantially larger and have substantially greater financial resources than SpectraSite. For example, AT&T Wireless and Sprint PCS own and operate their own tower networks.

     We compete for acquisition, new tower construction and network development opportunities primarily with other independent tower companies and site construction firms. Some of these competitors may have greater financial resources than SpectraSite.

RAPID GROWTH COULD STRAIN OR DIVERT OUR MANAGEMENT TEAM AND WILL INCREASE OUR OPERATING EXPENSES.

     Implementation of our business strategy may impose significant strains on our management, operating systems and financial resources. In addition, we anticipate that operating expenses will increase significantly as we build and acquire additional tower assets. Our failure to manage growth or unexpected difficulties encountered during our expansion could have a material adverse effect on our business, financial condition or results of operations. The pursuit and integration of acquisitions, investments, joint ventures and strategic alliances will require substantial attention from our senior management, which will limit the amount of time they have available to devote to existing operations.

WE ANTICIPATE SIGNIFICANT CAPITAL EXPENDITURES AND MAY NEED ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE.

     Our current plans call for significant capital expenditures during 2001 for the construction and acquisition of communication sites, primarily towers, including the subleased towers from SBC. We had approximately $300.0 million available under our existing $500.0 million credit facility as of September 30,

2000. We have received a commitment for approximately $1.1 billion of a contemplated $1.2 billion amended and restated credit facility. As of September 30, 2000, we had $418.9 million of cash and cash equivalents. However, we may need additional sources of debt or equity capital in the future. Additional financing may not be available or may be restricted by the terms of the credit facility and the indentures governing our outstanding notes.

COMPETING TECHNOLOGIES AND OTHER ALTERNATIVES COULD REDUCE THE DEMAND FOR OUR SERVICES.

     Most types of wireless and broadcast services currently require ground-based network facilities, including communications sites for transmission and reception. The development and growth of communications technologies which do not require ground-based sites or other alternatives could reduce the demand for space on our towers.

     In particular, the emergence of new technologies that do not require terrestrial antenna sites and that can be substituted for those that do, could have a negative impact on our operations. For example, the growth in delivery of video services by direct broadcast satellite or the development of signal combining technologies, which allow one communications antenna to service two different transmission frequencies, could reduce the demand for tower-based broadcast transmissions and antenna space. In addition, the FCC has granted license applications for several low-earth orbiting satellite systems that are intended to provide mobile voice and data services. Two systems had been offering commercial service; however, one had to terminate operations because of bankruptcy, although it recently announced it had been sold to new owners and planned to resume operations, focusing in large part on the provision of service to government and defense industry customers. In addition, the FCC has issued licenses for several low-earth orbiting satellite systems that are solely intended to provide data services, and one of those systems is operational and another is expected to offer competitive service soon. Although these systems are highly capital-intensive and have only begun to be tested, mobile satellite systems could compete with land-based wireless communications systems, thereby reducing the demand for the infrastructure services we provide. Reduced demand for ground-based antenna sites could have a material adverse effect on our business, financial condition or results of operations.

     In addition, wireless service providers frequently enter into agreements with competitors allowing them to utilize one another's wireless communications facilities to accommodate customers who are out of range of their home providers' services. These roaming agreements may be viewed by wireless service providers as a superior alternative to leasing space for their own antennas on communications sites we own. The proliferation of these roaming agreements could have a material adverse effect on our business, financial condition or results of operations.

A SMALL NUMBER OF STOCKHOLDERS BENEFICIALLY OWN A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AND COULD SIGNIFICANTLY AFFECT MATTERS REQUIRING A SHAREHOLDER VOTE.

     Affiliates of Welsh, Carson, Anderson & Stowe own 32.4 million shares, or 23.4%, of our common stock as of September 30, 2000. After giving effect to the issuance of approximately 14.3 million shares to SBC and 4.0 million shares to the Trimaran group, affiliates of Welsh, Carson will own 20.7% of our outstanding common stock. This ownership allows Welsh, Carson to exert significant influence over the management and policies of SpectraSite. In addition, Welsh, Carson and certain other Holdings stockholders have a right to board representation under a stockholders' agreement. Welsh, Carson and the other parties to the stockholders' agreement may have interests that are different from yours. See "Description of Capital Stock--Stockholders' Agreement."

OUR BUSINESS DEPENDS ON OUR KEY PERSONNEL.

     Our future success depends to a significant extent on the continued services of our Chief Executive Officer, Stephen H. Clark, our Chief Operating Officer, Timothy G. Biltz, our Chief Financial Officer, David P. Tomick, our Executive Vice President -- Wireless Tower Group, Richard J. Byrne, and our Executive Vice President -- Construction Operations, Calvin J. Payne. Although each of these officers other than Mr. Biltz has an employment agreement with Holdings, the loss of any of these key employees would likely have a significantly detrimental effect on our business.

OUR OPERATIONS REQUIRE COMPLIANCE WITH AND APPROVAL FROM FEDERAL AND STATE REGULATORY AUTHORITIES.

     We are subject to a variety of regulations, including those at the federal, state and local levels. Both the FCC and the FAA regulate towers and other sites used for wireless communications transmitters and receivers. Failure to comply with applicable requirements may lead to civil penalties and tort liability. These regulations control siting, marking, and lighting of towers and may, depending on the characteristics of the tower, require registration of tower facilities with the FCC. Wireless communications devices operating on towers are separately regulated and independently authorized by the FCC based upon the particular frequency used and the services being provided. Any proposals to construct new communications sites or modify existing communications sites that could affect air traffic must be reviewed by the FAA to ensure that the proposals will not present a hazard to aviation. Tower owners may have an obligation to paint their towers or install lighting to conform to FCC and FAA standards and to maintain such painting or lighting. Tower owners also may bear the responsibility for notifying the FAA of any tower lighting failure. We generally indemnify our customers against any failure by us to comply with applicable standards.

     Local regulations include city or other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting our ability to respond to customers' demands. In addition, these regulations increase the costs associated with new tower construction. Existing regulatory policies may adversely affect the timing or cost of new tower construction, and additional regulations may be adopted that will increase these delays or result in additional costs to SpectraSite. These factors could have a material adverse effect on our business, financial condition or results of operations and on our ability to implement or achieve our business objectives.

     In October 2000, the FCC adopted rules and policies related to telecommunications service providers' access to rooftops, other rights-of-way and conduits in multi-tenant buildings. The FCC prohibited telecommunications carriers in commercial settings from entering into new exclusive contracts with building owners, including contracts that effectively restrict premises owners or their agents from permitting access to other telecommunications service providers. The FCC also established procedures to ensure that the demarcation point in buildings, which marks the end of the incumbent local exchange carrier's control over on-premises wiring and the beginning of the customer's or building owner's control, will be at the "minimum point of entry" to the structure rather than further inside the premises. In addition, the FCC determined that, under the Communications Act, utilities, including local exchange carriers, will be required to afford telecommunications carriers and cable service providers reasonable and nondiscriminatory access to conduits and rights-of-way in customer buildings, to the extent such conduits and rights-of-way are owned or controlled by the utility. Finally, the FCC amended its existing rules to give building tenants the same ability to place on their balconies small satellite dishes for receiving telecommunications and other fixed wireless signals that they currently have for receiving video services.

     In the same October 2000 decision, the FCC sought comment on a number of related issues, including whether the prohibition on exclusive contracts should be extended to residential buildings; whether it should be broadened to prohibit preferences other than exclusive access, such as exclusive marketing or landlord bonuses for tenants; whether the FCC should prohibit carriers from enforcing exclusive access provisions in existing contracts for commercial or residential multi-tenant buildings; and whether the agency has authority to prohibit local exchange carriers from providing services to multi-tenant buildings where the owners maintain policies unreasonably preventing competing carriers from gaining access to potential customers within the building. Federal legislation addressing the building access issue had also been pending before the FCC decision was adopted. We cannot predict with certainty which of the FCC's proposals or the remaining legislative initiatives will be adopted, and, if they are, the effect they will have on our business.

     As part of the Westower merger, we acquired operations in Canada. As a result, we are subject to regulation in Canada. If we pursue additional international opportunities, we will be subject to regulation in additional foreign jurisdictions. In addition, our customers also may become subject to new regulatory policies which may adversely affect the demand for communications sites.

WE GENERALLY LEASE THE LAND UNDER OUR TOWERS AND MAY NOT BE ABLE TO MAINTAIN THESE LEASES.

     Our real property interests relating to towers primarily consist of leasehold interests, private easements and licenses, easements and rights-of-way granted by governmental entities. A loss of these interests, including losses arising from the bankruptcy of one or more of our significant lessors, would interfere with our ability to conduct our business and generate revenues. Our ability to protect our rights against persons claiming superior rights in towers depends on our ability to:

     - recover under title policies, the policy limits of which may be less than the purchase price of a particular tower;

     - in the absence of title insurance coverage, recover under title warranties given by tower sellers, which warranties often terminate after the expiration of a specific period, typically one to three years; and

     - recover under title covenants from landlords contained in lease agreements.

WE ARE SUBJECT TO ENVIRONMENTAL LAWS THAT IMPOSE LIABILITY WITHOUT REGARD TO FAULT.

     Our operations are subject to federal, state, provincial, local, and foreign environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and nonhazardous substances, materials or wastes. Under these laws, we could be held strictly, as well as jointly and severally, liable for the investigation and remediation of hazardous substance contamination at its facilities or at third-party waste disposal sites and also could be held liable for any personal or property damage related to such contamination. Although we believe that we currently have no material liability under applicable environmental laws, the costs of complying with existing or future environmental laws, investigating and remediating any contaminated real property and resolving any related liability could have a material adverse effect on our business, financial condition or results of operations.

     The FCC requires tower owners who are subject to the agency's antenna structure registration program to comply at the time of registration with federal environmental rules that may restrict the siting of towers. Under these rules, tower owners are required initially to identify whether proposed sites are in environmentally sensitive locations. If so, the tower owners must prepare and file environmental assessments, which must be reviewed by the FCC staff prior to registration and construction of the particular towers.

OUR TOWERS MAY BE DAMAGED BY NATURAL DISASTERS.

     Our towers are subject to risks associated with natural disasters such as ice and wind storms, tornadoes, hurricanes and earthquakes. We self-insure almost all of our towers against such risks. A tower accident for which we are uninsured or underinsured, or damage to a tower or group of towers, could have a material adverse effect on our business, financial condition or results of operations.

PERCEIVED HEALTH RISKS OF RADIO FREQUENCY EMISSIONS COULD IMPACT OUR BUSINESS.

     The wireless service providers that utilize our towers are subject to FCC requirements and other guidelines relating to radio frequency emissions. FCC safety guidelines apply to all emitters of radio frequency emissions, including cellular and personal communications service hand-held telephones that were authorized by the FCC after August 1, 1996. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. If radio frequency emissions were conclusively proved harmful, our tenants and possibly we could face lawsuits claiming damages from such emissions, and demand for wireless services and new towers would be adversely affected. Although we have not been subject to any claims relating to radio frequency emissions, we cannot assure you that these claims will not arise in the future.

BECAUSE THE NOTES ARE ISSUED AT A DISCOUNT, U.S. HOLDERS OF THE NOTES WILL BE SUBJECT TO SPECIAL INCOME INCLUSION RULES FOR TAX PURPOSES.

     The new notes are issued at a discount from their principal amount, which is referred to as original issue discount. As a result, if you are a U.S. Holder of the new notes, you generally will be required to include amounts in gross income for United States federal income tax purposes in advance of receipt of the cash payments to which such income is attributable. See "Certain United States Federal Tax Considerations" for a more detailed discussion.

     If a bankruptcy case is commenced by or against us under the U.S. Bankruptcy Code after the issuance of the new notes, your claim as a holder of the new notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial issue price, and (ii) that portion of the original issue discount that is not deemed to constitute unmatured interest for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute unmatured interest.

THERE WILL BE NO PUBLIC TRADING MARKET FOR THE REGISTERED NOTES, AND YOUR ABILITY TO SELL YOUR REGISTERED NOTES IS LIMITED.

     The registered notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and:

     - any market that may develop may not be liquid;

     - the registered note holders may not be able to sell their notes; or

     - the registered note holders may not be able to sell their notes at a favorable price. If such a market were to exist, the registered notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and the financial performance of SpectraSite.

     The registered notes are designated for trading among qualified institutional buyers in The Portal(SM) Market. We understand that CIBC World Markets Corp. presently intends to make a market in the new notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, this market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. No active trading market may exist for the registered notes and any trading market which does develop may not be liquid.

YOU WILL BE SUBJECT TO TRANSFER RESTRICTIONS IF YOU FAIL TO EXCHANGE YOUR OUTSTANDING NOTES.

     Outstanding notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to existing restrictions on transfer, and, upon completion of the exchange offer, registration rights with respect to the outstanding notes will terminate. In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted outstanding notes could be adversely affected.

WE ARE NOT OBLIGATED TO NOTIFY YOU OF UNTIMELY OR DEFECTIVE TENDERS OF OUTSTANDING NOTES.

     We will issue registered notes in this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Holdings' certificate of incorporation provides that directors of Holdings will not be personally liable to Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty to Holdings or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under a provision of Delaware law relating to unlawful payment of dividend or unlawful stock purchase or redemption of stock; or (4) for any transaction from which the director derives an improper personal benefit. As a result of this provision, Holdings and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Our bylaws provide for the indemnification of directors, officers, employees and agents and any person who is or was serving at the request of Holdings as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise and any person who was or is serving at the request of Holdings as a trustee or administrator under an employee benefit plan to the fullest extent authorized by, and subject to the conditions set forth in, the Delaware General Corporation Law against all expenses and liabilities. The indemnification provided under the bylaws includes the right to be paid by Holdings the expenses in advance of any proceeding for which indemnification may be had in advance of its final disposition.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Holdings pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                USE OF PROCEEDS

     Holdings will not receive any cash proceeds from the issuance of the registered notes in exchange for the outstanding notes. In consideration for issuing the registered notes, Holdings will receive outstanding notes of like original principal amount. Outstanding notes received in the exchange offer will be cancelled.

     The net proceeds to SpectraSite from the original issuance of the outstanding notes was approximately $190.2 million. We will use these proceeds for general corporate purposes, including capital expenditures, and to fund, in part, the acquisition of leasehold and subleasehold interests in tower assets from SBC. See "Summary -- Recent Developments."

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges is computed by dividing income before taxes and fixed charges other than capitalized interest by fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount related to indebtedness, whether expensed or capitalized, and that portion of rental expense SpectraSite believed to be representative of interest (estimated to be one-third of such expense). For all periods other than the year ended December 31, 1996, earnings were not sufficient to cover fixed charges.

                                                                                            SPECTRASITE
                        TELESITE (PREDECESSOR)     SPECTRASITE                  -----------------------------------
                       -------------------------   ------------                                      NINE MONTHS
                                      JANUARY 1,    APRIL 25,     TELESITE &      YEAR ENDED            ENDED
                        YEAR ENDED      1997-         1997-       SPECTRASITE    DECEMBER 31,       SEPTEMBER 30,
                       DECEMBER 31,    MAY 12,     DECEMBER 31,    COMBINED     ---------------   -----------------
                           1996          1997          1997          1997       1998      1999    1999        2000
                       ------------   ----------   ------------   -----------   ----      -----   -----      ------
Ratio of Earnings to
  Fixed Charges......     23.2x         --            --            --           --        --      --          --
Amount by which
  earnings were not
  sufficient to cover
  fixed charges (in
  millions)..........     --             $ .5          $3.9          $4.4       $9.2      $97.8   $67.1      $110.3

                                 CAPITALIZATION

     The following table sets forth our cash and capitalization as of September 30, 2000:

     -  on an actual basis; and

     - on an as adjusted basis to give effect to: (1) the issuance of $200.0 million aggregate principal amount of 12 1/2 senior notes due 2010; (2) the issuance of $200.0 million aggregate principal amount of 6 3/4% senior convertible notes due 2010; (3) the issuance of 4,000,000 shares of common stock to the Trimaran group; and (4) the payment of approximately $982.7 million in cash and the issuance of 14,291,997 shares of common stock to SBC in exchange for the sublease of 3,900 communications towers.

     Since the SBC tower transaction will close in stages, with a final closing expected in the first half of 2002, we may seek additional or alternative sources of equity or debt financing in the public or private market to fund the cash portion of the consideration we pay to SBC. This information should be read in conjunction with our financial statements and related notes which are incorporated in this prospectus by reference.

                                                                AS OF SEPTEMBER 30, 2000
                                                                -------------------------
                                                                  ACTUAL      AS ADJUSTED
                                                                ----------    -----------
                                                                     (IN THOUSANDS)
Cash and cash equivalents...................................    $  418,880    $       --
                                                                ==========    ==========
Long-term debt:
  Credit facility(a)........................................    $  200,000    $  305,157
  10 3/4% senior notes due 2010.............................       200,000       200,000
  12 1/2% senior notes due 2010.............................            --       200,000
  6 3/4% senior convertible notes due 2010..................            --       200,000
  12% senior discount notes due 2008........................       162,664       162,664
  11 1/4% senior discount notes due 2009....................       398,299       398,299
  12 7/8% senior discount notes due 2010....................       320,998       320,998
  Other debt................................................         1,885         1,885
                                                                ----------    ----------
     Total long-term debt...................................     1,283,846     1,789,003
                                                                ----------    ----------
Shareholders' equity:
  Common stock, $0.001 par value, 300,000,000 shares
     authorized, 138,075,309 shares outstanding, actual and
     156,367,306 shares outstanding, as adjusted............           138           156
  Additional paid-in capital................................     1,357,864     1,757,846
  Accumulated other comprehensive income....................        23,747        23,747
  Accumulated deficit.......................................      (224,305)     (224,305)
                                                                ----------    ----------
     Total shareholders' equity.............................     1,157,444     1,557,444
                                                                ----------    ----------
       Total capitalization.................................    $2,441,290     3,346,447
                                                                ==========    ==========

---------------
(a) As of September 30, 2000, we had approximately $300.0 million available under our existing credit facility. In connection with the SBC tower transaction, we received a commitment of approximately $1.1 billion pursuant to an amended and restated credit facility which we anticipate will provide up to $1.2 billion of borrowing capacity. We expect to amend and restate our credit facility in the first quarter of 2001.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Holdings originally sold the outstanding notes to CIBC World Markets Corp. This initial purchaser subsequently placed the outstanding notes with:

     - qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933; and

     - qualified buyers outside the United States in reliance on Regulation S under the Securities Act.

     Holdings entered into a registration rights agreement with the initial purchaser, as a condition to its purchase of the outstanding notes, under which Holdings agreed, for the benefit of the outstanding note holders and at its own expense, to file a registration statement for this exchange offer, of which this prospectus is a part, with the Securities and Exchange Commission. When the exchange offer registration statement is declared effective, Holdings will offer the registered notes in exchange for tender of the outstanding notes. For each outstanding note tendered to Holdings in response to this exchange offer, the holder of an outstanding note will receive a registered note having an original principal amount equal to that of the tendered outstanding note.

     Based upon interpretations by the Securities and Exchange Commission staff set forth in certain no-action letters to third parties, including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989); Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991); and Shearman & Sterling, SEC No-Action Letter (July 2, 1993). We believe that the registered notes issued under this exchange offer in exchange for the outstanding notes, in general will be freely tradeable after the exchange offer, without compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of outstanding notes who is a SpectraSite affiliate, within the meaning of Rule 405 under the Securities Act, who does not acquire the registered notes in the ordinary course of business, or who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes, could not rely on the Securities and Exchange Commission staff position enunciated in such no-action letters and, in the absence of an applicable exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. A holder's failure to comply with those requirements in such an instance may result in that holder incurring liability under the Securities Act. We do not assume or indemnify you against any such liability.

     As the above mentioned no-action letters contemplate, each holder accepting the exchange offer is required to represent to us, in a letter of transmittal, that:

     - the holder or the person receiving the registered notes, whether or not such person is the holder, will acquire those registered notes in the ordinary course of business;

     - the holder or any other acquiror is not engaging in a distribution of the registered notes;

     - the holder or any other acquiror has no arrangement or understanding with any person to participate in a distribution of the registered notes;

     - neither the holder nor any other acquiror is a SpectraSite affiliate within the meaning of Rule 405 under the Securities Act; and

     - the holder or any other acquiror acknowledges that if that holder or other acquiror participates in the exchange offer for the purpose of distributing the registered notes, it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any such resale and cannot rely on the above mentioned no-action letters.

As indicated above, each broker-dealer that receives for its own account a registered note in exchange for outstanding notes must acknowledge that it:

     - acquired the outstanding notes for its own account as a result of market-making activities or other trading activities;

     - has not entered into any arrangement or understanding with Holdings or any Holdings affiliate to distribute the registered notes; and

     - will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the registered notes.

For a description of the procedures for resales by participating broker-dealers, see "Plan of Distribution."

     In the event that changes in the law or the applicable interpretations of the Securities and Exchange Commission staff do not permit Holdings to effect this exchange offer, or if for any other reason the exchange offer is not consummated by June 20, 2001 SpectraSite will:

     - use reasonable best efforts to file a shelf registration statement covering resales of the outstanding notes;

     - use reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

     - use reasonable best efforts to keep the shelf registration statement continuously effective until the expiration of the period referred to in Rule 144(k) with respect to the outstanding notes or such shorter period that will terminate when all of the outstanding notes covered by the shelf registration statement have been sold under the shelf registration statement.

     Holdings will, if and when it files the shelf registration statement, provide to each applicable holder of the outstanding notes copies of the prospectus which is a part of the shelf registration statement. A holder that sells the outstanding notes under the shelf registration statement generally:

     - must be named as a selling security holder in the related prospectus;

     - must deliver a prospectus to purchasers;

     - will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

     - will be bound by the provisions of the registration rights agreement which are applicable to that holder, including certain indemnification obligations.

In addition, each of the outstanding note holders must deliver information to Holdings, to be used in connection with the shelf registration statement, in order to have his or her outstanding notes included in the shelf registration statement and to benefit from the provisions set forth in the foregoing paragraph.

     The registration rights agreement covering the outstanding notes provides that Holdings will use reasonable best efforts to complete the exchange offer or file and cause to be declared effective a shelf registration statement on or prior to June 20, 2001. In the event that by June 20, 2001 neither the exchange offer is consummated nor the shelf registration statement is declared effective, the interest rate on the outstanding notes will increase by 0.50% per annum until the exchange offer is consummated or a shelf registration statement is declared effective. The sole remedy available to the outstanding note holders will be the immediate assessment of this additional cash interest on the outstanding notes, whether or not cash interest is then payable on the outstanding notes under the indentures. All interest payable because a registration default occurred will be payable to the outstanding notes holders in cash on each May 15 and November 15, commencing on November 15, 2001, until the exchange offer is completed or the shelf registration statement is declared effective. After the date on which the exchange offer is completed or the shelf registration statement is declared effective, the interest rate on the cash notes will revert to 12 1/2% per year.

     Outstanding note holders must:

     - make certain representations to us in order to participate in the exchange offer;

     - deliver information to be used in connection with the shelf registration statement, if required; and

     - provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their outstanding notes included in the shelf registration statement and to benefit from the provisions regarding additional interest payable because a registration default occurred, as set forth above.

     The preceding summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal for the exchange offer, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. See "-- Expiration Date; Extensions; Amendments." Holdings will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes in response to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

     The form and terms of the registered notes are the same as the form and terms of the outstanding notes except that:

     - the registered notes have been registered under the Securities Act and hence will not bear legends restricting their transfer; and

     - the registered note holders will not be entitled to certain rights under the registration rights agreement covering the outstanding notes, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

     The registered notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture governing the outstanding notes. As of the date of this prospectus, $200,000,000 aggregate original principal amount of notes were outstanding. We have fixed the close of business on January 24, 2001 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

     Outstanding note holders do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Securities and Exchange Commission related to such offers.

     Holdings shall be deemed to have accepted validly tendered outstanding notes when, as and if we give oral or written notice to that effect to United States Trust Company of New York, which is the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from Holdings.

     If any tendered outstanding notes are not accepted for exchange either because of an invalid tender, the occurrence of certain other events set forth herein, or otherwise, the certificates for the unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the exchange offer's expiration date.

     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in response to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     We shall keep the exchange offer open for at least 20 business days, or longer if required by applicable law, including in connection with any material modification or waiver of the terms or conditions of the exchange offer that requires such extension, after the date that notice of the exchange offer is mailed to outstanding note holders. The expiration date shall be 5:00 p.m., New York City time, on February 26, 2001, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which we extend the exchange offer.

     If we decide to extend the exchange offer, we will notify United States Trust Company of New York, which is the exchange agent, of the extension by oral or written notice, and will mail an announcement of the extension to the registered holders of outstanding notes prior to 11:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     SpectraSite reserves the right, in its sole discretion:

     - to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

     - to amend the terms of the exchange offer in any manner.

     We will give oral or written notice of any delay in acceptance, extension, termination or amendment to the registered holders as promptly as practicable.

PROCEDURES FOR TENDERING

     Only an outstanding note holder may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if the letter of transmittal so requires, or transmit an agent's message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or facsimile, or agent's message, together with the outstanding notes and any other required documents, to United States Trust Company of New York, which is the exchange agent, prior to 5:00 p.m., New York City time, on the expiration date. In addition, either:

     - the exchange agent must receive the letter of transmittal and certificates for the outstanding notes prior to the expiration date;

     - the exchange agent must receive a timely confirmation of a book-entry transfer of the outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below, prior to the expiration date; or

     - the holder must comply with the guaranteed delivery procedures described below.

     For effective tender, the exchange agent must receive the outstanding notes or book-entry confirmation, as the case may be, the letter of transmittal, and other required documents, at the address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. DELIVERY OF DOCUMENTS TO THE BOOK ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURE DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     DTC has authorized DTC participants that hold outstanding notes on behalf of beneficial owners of the outstanding notes to tender their outstanding notes as if they were holders. To effect a tender of outstanding notes, DTC participants should either:

     - complete and sign the letter of transmittal, or a manually signed facsimile thereof, have the signature guaranteed if required by the instructions, and mail or deliver the letter of transmittal, or the manually signed facsimile, to the exchange agent according to the procedure set forth in "Procedures for Tendering;" or

     - transmit their acceptance to DTC through the DTC automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer set forth in "-- Book-Entry Transfer."

     By executing the letter of transmittal or an agent's message, each holder will make to SpectraSite the representations set forth above in the third paragraph under the heading "-- Purpose and Effect of the Exchange Offer."

     Each holder's tender, and Holdings' acceptance, will constitute agreement between such holder and Holdings in accordance with the terms, and subject to the conditions, set forth herein and in the letter of transmittal or agent's message.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE, AND ALL OTHER REQUIRED DOCUMENTS, TO THE EXCHANGE AGENT IS AT THE HOLDER'S ELECTION AND SOLE RISK. AS AN ALTERNATIVE TO MAIL DELIVERY, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO SPECTRASITE. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

     A member of the Medallion System must guarantee signatures on a letter of transmittal or a notice of withdrawal, as the case may be, unless the outstanding notes tendered thereto are tendered, respectively:

     - by a registered holder who has not completed the box entitled Special Registration Instructions or Special Delivery Instructions on the letter of transmittal; or

     - for the account of a Medallion System member.

     In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, such guarantee must be by a Medallion System member.

     If a person other than the registered holder of any outstanding notes listed therein signs the accompanying letter of transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his or her name appears on the outstanding notes, with the signature guaranteed by a Medallion System member.

     If trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations, or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or bond powers, such persons should so indicate when signing, and they must submit evidence satisfactory to SpectraSite of their authority to so act, with the letter of transmittal.

     SpectraSite will determine, in its sole discretion, all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered outstanding notes. This determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered, or any outstanding notes, Holdings' acceptance of which would, in the opinion of SpectraSite's counsel, be unlawful. We also reserve the right, in our sole discretion, to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither Holdings, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. If the exchange agent receives any outstanding notes that are not properly tendered, and as to which the defects or irregularities have not been cured or waived, the exchange agent will return them to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF REGISTERED NOTES

     For each outstanding note Holdings accepts for exchange, the holder will receive a registered note having a principal amount equal to that of the surrendered outstanding note. For purposes of the exchange offer, Holdings shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if Holdings has given oral or written notice to that effect to United States Trust Company of New York, as exchange agent.

     In all cases, Holdings will issue registered notes for outstanding notes that are accepted for exchange under the exchange offer only after the exchange agent's timely receipt of certificates for such outstanding notes, or a timely book-entry confirmation of the outstanding notes into the exchange agent's account at the book-entry transfer facility, plus a properly completed and duly executed letter of transmittal or agent's message and all other required documents. If Holdings does not accept any tendered outstanding notes for any reason set forth in the terms and conditions of the exchange offer, we will return the unaccepted or non-exchanged outstanding notes without expense to the tendering holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account, the non-exchanged outstanding notes will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after the expiration date.

BOOK-ENTRY TRANSFER

     United States Trust Company of New York, as exchange agent, will establish a new account or utilize an existing account at DTC for the outstanding notes promptly after the date of this prospectus, and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of outstanding notes may make a book-entry tender of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account in accordance with DTC's procedures for such transfer. However, the exchange agent must receive, at its address set forth below under the caption "Exchange Agent," on or prior to the expiration date, or the holders must comply with the guaranteed delivery procedures described below to submit, the letter of transmittal, or a manually signed facsimile thereof, properly completed and validly executed, with any required signature guarantees, or an agent's message, and any other required documents. Document delivery to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

     The term agent's message means a message transmitted by DTC to, and received by, the exchange agent, forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the outstanding notes, stating:

     - the aggregate principal amount of outstanding notes which have been tendered by such participant;

     - that such participant has received and agrees to be bound by the terms of the letter of transmittal; and

     - that Holdings may enforce that agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their outstanding notes and:

     - whose outstanding notes are not immediately available;

     - who cannot deliver their outstanding notes, the letter of transmittal or any other required documents, to United States Trust Company of New York, which is the exchange agent; or

     - who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

          (a) the tender is made through a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States;

          (b) prior to the expiration date, the exchange agent receives from an institution listed in clause (a) above a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, or an agent's message, together with the certificate(s) representing the outstanding notes, or a confirmation of book-entry transfer of the notes into the exchange agent's account at the book-entry transfer facility, and any other documents required by the letter of transmittal, will be deposited by the institution with the exchange agent; and

          (c) the exchange agent receives, no later than five New York Stock Exchange trading days after the expiration date, the certificate(s) representing all tendered outstanding notes in proper form for transfer, or a confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at the book-entry transfer facility, together with a letter of transmittal, or facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent's message, and all other documents required by the letter of transmittal.

     Holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above may request that the exchange agent send them a Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on February 26, 2001; otherwise such tenders are irrevocable.

     To withdraw a tender of outstanding notes in the exchange offer United States Trust Company of New York, which is the exchange agent, must receive a telegram, telex, letter or facsimile transmission notice of withdrawal at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

     - specify the name of the person having deposited the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of such outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

     - specify the name in which to register the outstanding notes, if different from that of the depositor.

     Holdings will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices. This determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no registered notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly re-tendered. Holdings will return to the holder any outstanding notes which have been tendered but which are not accepted for exchange, without expense to the holder, as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Holders may re-tender properly withdrawn outstanding notes by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or offer registered notes for, any outstanding notes, and may terminate or amend the exchange offer as provided herein before the acceptance of the outstanding notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, might impair materially our ability to proceed with the exchange offer, or any material adverse development has occurred in any existing action or proceeding with respect to Holdings or any of its subsidiaries; or

          (b) any law, statute, rule, regulation or interpretation by the Securities and Exchange Commission staff is proposed, adopted or enacted, which, in our judgment, might impair materially our ability to proceed with the exchange offer, or impair materially our contemplated benefits from the exchange offer; or

          (c) any governmental approval has not been obtained, which approval we shall, in our discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

     If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

     - refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders;

     - extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the holders' rights to withdraw the outstanding notes; or

     - waive the unsatisfied conditions and accept all properly tendered outstanding notes which have not been withdrawn.

     We shall keep the exchange offer open for at least 20 business days, or longer if applicable law so requires, including, in connection with any material modification or waiver of the terms or conditions of the exchange offer that requires such extension under applicable law, after the date we mail notice of the exchange offer to outstanding note holders.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as the exchange agent for this exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, and requests for notice of guaranteed delivery should be directed to the exchange agent, addressed as follows:

  By Registered or Certified Mail:                   By Overnight Courier and by Hand
                                                     Delivery after 4:30 p.m. on Expiration
                                                     Date:

  United States Trust Company of New York            United States Trust Company of New York
  P.O. Box 112                                       30 Broad Street, 14th Floor
  Bowling Green Station                              New York, New York 10004-2304
  New York, New York 10274-0112

  By Hand Delivery to 4:30 p.m.:                     By Facsimile:

  United States Trust Company of New York            (212) 422-0183 or (646) 458-8104
  30 Broad Street, B-Level
  New York, New York 10004-2304                      Confirm by Telephone:
                                                     (800)548-6565

DELIVERY TO AN ADDRESS OTHER THAN THOSE SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     Holdings will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of Holdings and its affiliates or its agents.

     Holdings has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. Holdings, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of pocket expenses in connection with the exchange offer.

     Holdings will pay the cash expenses incurred in connection with the exchange offer. Such expenses include the exchange agent's and the trustee's fees and expenses, accounting and legal fees, and printing costs, among others.

ACCOUNTING TREATMENT

     The registered notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in Holdings' accounting records on the date of exchange. Accordingly, Holdings will not recognize any gain or loss for accounting purposes. The exchange offer expenses will be expensed over the term of the registered notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The outstanding notes that are not exchanged for registered notes in response to the exchange offer will remain restricted securities. Accordingly, such outstanding notes may be resold only:

     - to Holdings, upon redemption thereof or otherwise;

     - so long as the outstanding notes are eligible for resale under Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act or in a transaction meeting the requirements of Rule 144A;

     - outside the United States to a foreign person in a transaction meeting the requirements of Regulation S under the Securities Act; or

     - under an effective registration statement under the Securities Act.

     Any resale of outstanding notes must comply with any applicable securities laws of any state of the United States.

                            DESCRIPTION OF THE NOTES

     The following is a summary of the material terms of the indenture governing the new notes. This summary does not include all the provisions of the indenture, nor does it include certain terms made a part of the indenture by the Trust Indenture Act of 1939, as amended. You can find definitions of certain capitalized terms used in the following summary under the subheading "-- Certain Definitions." Certain terms contained in this summary but not capitalized in this summary or defined under the subheading "-- Certain Definitions" are defined in the indenture.

GENERAL

     METHODS OF PAYMENT

     The principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of SpectraSite in the Borough of Manhattan, The City of New York. The initial office for transfers is the office of the trustee, at 30 Broad Street, 14th Floor, New York, New York 10004-2304. However, at Holdings' option, interest payments may be made by check, mailed to the registered holders of the notes at their registered addresses.

     METHODS OF ISSUANCE

     Holdings will issue the notes only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of a transfer or an exchange of notes, but Holdings may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

     Subject to the covenants described below under "-- Certain Covenants," Holdings may issue additional notes under the indenture. Any additional notes issued under the indenture will be treated as the same class of notes initially issued under the indenture.

TERMS OF THE NOTES

     The notes:

     -  are unsecured, senior obligations of Holdings;

     - will rank equally with our other Senior Indebtedness (including the 2008 notes, the 2009 notes, the 2010 notes and the convertible notes);

     - are effectively subordinated in right of payment to all existing and future secured Indebtedness of Holdings and all obligations, including trade payables, of its subsidiaries;

     - are senior in right of payment to any future subordinated Indebtedness of Holdings; and

     -  mature on November 15, 2010.

     The notes will accrue interest from the issue date, payable each May 15 and November 15, commencing May 15, 2001. Interest will be computed on the basis of a 360-day year, consisting of twelve 30-day months.

REDEMPTION

     TERMS OF OPTIONAL REDEMPTION

     Prior to November 15, 2003, Holdings may redeem up to 35% of the principal amount of the notes at any time and from time to time but only from the proceeds of Equity Offerings. The redemption price for any such redemption will be 112.5% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to the redemption date. At least 65% of the principal amount of the notes originally issued (excluding notes held by Holdings or any of its subsidiaries) must remain outstanding after each such redemption, and each such redemption must occur within 90 days after the date of closing of the related Equity Offering.

     Holdings may redeem the notes at any time or from time to time on or after November 15, 2005. Holdings shall pay accrued and unpaid interest, if any, on the principal amount of the notes being redeemed to the redemption date. For any notes being redeemed in any twelve-month period beginning on November 15 of the years indicated in Column A below, Holdings shall pay a redemption price equal to the percentage of the principal amount of the notes being redeemed set forth opposite such period in Column B below.

                          COLUMN A                                COLUMN B
                           PERIOD                             REDEMPTION PRICE
                          --------                            ----------------
2005........................................................    106.250  %
2006........................................................    104.167  %
2007........................................................    102.083  %
2008 and thereafter.........................................    100.000  %

     PARTIAL REDEMPTION: SELECTION AND NOTICE

     In the case of any partial redemption, the trustee will select the notes for redemption:

     - in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or,

     - if the notes are not so listed, on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate. However, no note of $1,000 or less, in original principal amount, will be redeemed in part.

     Holdings will send notice by first class mail at least 30, but not more than 60, days before the redemption date, to each note holder to be redeemed, at its registered address. Notes called for redemption become due on the date fixed for redemption. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note, in principal amount equal to the unredeemed portion of the partially redeemed note, will be issued in the name of the holder thereof upon cancellation of the original note.

RANKING

     The Indebtedness evidenced by the notes:

     -  is unsecured Indebtedness of Holdings;

     - will rank ratably in right of payment with all existing and future unsecured Senior Indebtedness of Holdings;

     - will be senior in right of payment to all existing and future Subordinated Obligations of Holdings;

     - will be effectively subordinated to all obligations, including trade payables, of its subsidiaries; and

     - will be equal in right of payment with the 2008 notes, the 2009 notes, the 2010 notes and the convertible notes.

     In addition, the notes will be effectively subordinated to all existing and future secured Indebtedness of Holdings to the extent of the value of the assets securing such Indebtedness and will be structurally subordinated to all existing and future Indebtedness and other liabilities of any of Holdings' subsidiaries.

     At September 30, 2000, after giving effect to the convertible notes offering and the offering of the new notes, Holdings would have had no Indebtedness outstanding other than the new notes, the 2008 notes, the 2009 notes, the 2010 notes and the convertible notes, and Holdings' subsidiaries would have had $201.9 million of debt and other liabilities and the ability to borrow at least $300.0 million under the credit facility, subject to certain conditions. Although the indenture contains limitations on the amount of additional Indebtedness which Holdings and its subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Secured Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness,"
"-- Certain Covenants -- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries," and "Risk Factors -- We have substantial indebtedness, and servicing our indebtedness could reduce funds available to grow our business."

     Holdings conducts all of its operations through subsidiaries and, therefore, Holdings depends upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. Holdings' subsidiaries will not be guarantors of the notes and are separate entities, with no obligation to make payments on the notes or to make funds available therefor. Generally, with respect to the assets and earnings of such subsidiaries, priority will be given to claims of the subsidiaries' creditors, including trade creditors, secured creditors, creditors holding indebtedness and guarantees issued by the subsidiaries, and claims of preferred stockholders, if any, of the subsidiaries over the claims of Holdings' creditors, including holders of the notes. The notes, therefore, will be effectively subordinated to all Indebtedness, preferred stock, if any, and other liabilities and commitments of Holdings' subsidiaries. The provisions of our credit facility contain substantial restrictions on the ability of our subsidiaries to transfer cash or assets to Holdings, by dividend or distribution. These restrictions can be changed without the consent of note holders. Although the indenture limits the incurrence of Indebtedness and preferred stock of certain of Holdings' subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the subsidiaries' incurrence of liabilities that are not considered Indebtedness or preferred stock under the indenture and does not restrict Holdings' subsidiaries from guaranteeing other debt of Holdings. See "-- Certain
Covenants -- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" and "Risk Factors -- Holdings is a holding company and its only source of cash to pay interest on, and the principal of, the 2008 notes, the 2009 notes, the 2010 notes, the convertible notes and the new notes is distributions from our subsidiaries."

     As of the date of the indenture, all of Holdings' subsidiaries, other than SpectraSite International, Inc., are Restricted Subsidiaries. However, under certain circumstances, Holdings may designate current or future subsidiaries as Unrestricted Subsidiaries, which will not be subject to many of the restrictive covenants set forth in the indenture.

CHANGE OF CONTROL

     If a Change of Control occurs, each registered holder of notes will have the right to require Holdings to repurchase all or any part of such holder's notes, at a purchase price in cash equal to 101% of the principal amount as of the repurchase date, plus accrued and unpaid interest, if any, to the repurchase date.

     Within 30 days following any Change of Control, Holdings shall mail a notice to each holder, with a copy to the trustee, stating:

     - that a Change of Control has occurred and that each holder has the right to require Holdings to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount as of the repurchase date plus accrued and unpaid interest, if any, to the repurchase date;

     - the circumstances and relevant facts regarding such Change of Control, including information with respect to pro forma historical income, cash flow and capitalization, after giving effect to the Change of Control;

     - the repurchase date, which shall be no earlier than 30 days, nor later than 60 days, from the date such notice is mailed; and

     - the instructions Holdings determines, consistent with this covenant, that a holder must follow in order to have its notes purchased.

     The definition of Change of Control includes the phrase all or substantially all, as used with respect to a sale of assets. The meaning of substantially all varies according to the facts and circumstances of the subject transaction. There is no clearly established meaning of substantially all under New York law, the law governing the indenture, and the phrase thus is subject to judicial interpretation. Accordingly, in certain circumstances, there may be uncertainty about whether a particular transaction would involve a disposition of all or substantially all of the assets of a person, and therefore it may be unclear whether a Change of Control has occurred.

     Holdings will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with the law.

     The indenture's provisions relative to Holdings' obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

     Holdings will not be required to make an offer, pursuant to this section of the indenture, upon a Change of Control, if a third party, in compliance with the requirements set forth in the indenture applicable to Holdings' Change of Control, makes an offer to purchase, and purchases, all notes validly tendered and not withdrawn under such offer.

CERTAIN COVENANTS

     The indenture contains covenants including, among others, the following.

     LIMITATION ON INDEBTEDNESS

     1. Holdings shall not incur, directly or indirectly, any Indebtedness unless on the date of such incurrence and after giving effect to such incurrence and the application of the proceeds therefrom, the Indebtedness to Adjusted EBITDA Ratio of Holdings would be equal to or less than 7.00:1. Holdings may give pro forma effect to the incurrence of Indebtedness and the application of proceeds from such incurrence when determining compliance with the ratio. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness, will be deemed not to be an incurrence of Indebtedness for purposes of this covenant.

     2. Despite the limitations described in paragraph (1), and regardless of the amount of Holdings' outstanding Indebtedness, Holdings may incur any or all of the following Indebtedness:

          a. Indebtedness of Holdings owing to and held by any Restricted Subsidiary; provided, however, that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary, or any subsequent transfer of any such Indebtedness, except to another Restricted Subsidiary, will be deemed to constitute an incurrence of such Indebtedness by Holdings that is not permitted by this clause (a);

          b.  Indebtedness represented by the notes issued on the Issue Date;

          c.  Any of Holdings' Indebtedness outstanding on the Issue Date;

          d. Indebtedness, including capital lease obligations, which Holdings incurs to finance the acquisition, construction or improvement of fixed or capital assets, in an aggregate principal amount, together with the amount of any Indebtedness then outstanding and incurred pursuant to clause (2)(f) of the "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" covenant; not to exceed the greater of:

             -  $25.0 million and

             - an amount equal to 7.5% of Holdings' Consolidated Tangible Assets, at any one time outstanding;

           provided, that such Indebtedness is incurred within 180 days after the date of such acquisition, construction or improvement, and does not exceed the fair market value of such acquired, constructed or improved assets, as Holdings' Board of Directors determines in good faith;

          e. Refinancing Indebtedness, incurred in respect of any Indebtedness incurred pursuant to paragraph (1) above, clauses (2)(b) or (c) above or this clause (2)(e);

          f.  Indebtedness which is:

             - in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by Holdings in the ordinary course of its business, which do not secure other Indebtedness; and

             - incurred by Holdings under currency exchange protection agreements and interest rate protection agreements which, at the time of incurrence, are in the ordinary course of its business; provided, however, that the currency exchange protection agreements and interest rate protection agreements are directly related to Indebtedness which Holdings is permitted to incur pursuant to the indenture;

          g. Indebtedness represented by guarantees, by Holdings, of Indebtedness which any of Holdings' Restricted Subsidiaries otherwise is permitted to incur pursuant to the indenture;

          h. Indebtedness of any other person, existing at the time such other person is merged with or into Holdings, and outstanding on, or prior to, the date on which such person was merged with or into Holdings, other than Indebtedness incurred in connection with, or to provide all, or any portion, of the funds or credit support utilized to consummate the transaction, or series of related transactions, pursuant to which such person was merged with or into Holdings; provided, however, that on the date of such merger and after giving it effect, Holdings either (x) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to paragraph (1) above or (y) would have had an Indebtedness to Adjusted EBITDA Ratio immediately after giving effect to such merger no greater than the Indebtedness to Adjusted EBITDA Ratio immediately prior to such merger;

          i. Indebtedness not to exceed, at any one time outstanding, together with the amount of any Indebtedness then outstanding and incurred pursuant to clause (2)(i) of the "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" covenant, 2.0 times:

             - the sum of 100% of the aggregate Net Cash Proceeds and 50% of the non-cash proceeds Holdings receives from the issue or sale of its capital stock, other than Disqualified Stock, subsequent to July 1, 1999, other than an issuance or sale to a Holdings subsidiary or to an employee stock ownership plan or a trust established by Holdings or any of its Restricted Subsidiaries, less

             - the aggregate amount of such Net Cash Proceeds used to make Restricted Payments pursuant to clause (1)(c)(ii), or applied pursuant to clause (2)(a)(ii), of the "-- Limitation on Restricted Payments" covenant;

          j. other Indebtedness, in an aggregate principal amount outstanding at any time, not to exceed $25.0 million, together with the amount of any Indebtedness and preferred stock then outstanding and incurred pursuant to clause (2)(j) of the "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" covenant;

          k. Indebtedness incurred by Holdings' subsidiaries in compliance with the "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" covenant;

          l. Indebtedness incurred under Credit Facilities, in an aggregate principal amount outstanding at any time, together with the amount of any Indebtedness then outstanding and incurred under clause
              (2)(a) of the "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" covenant, not to exceed the sum of:

             - the product of $200,000 times the number of Completed Towers on the date of such incurrence; and

             - the product of $1,000,000 times the number of Completed Broadcast Towers on the date of such incurrence; provided that the amount of such Indebtedness does not exceed 25% of the cost of acquiring or constructing such Completed Broadcast Towers;

          m. Indebtedness representing the deferred payment of the purchase price for any entity that is engaged in a Permitted Business and that becomes a Restricted Subsidiary or the acquisition of any assets constituting a business or line of business, as determined by the Board of Directors, that is a Permitted Business, not to exceed at any one time outstanding, together with any Indebtedness then outstanding and incurred pursuant to clause 2(k) of the "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" covenant, 50% of the purchase price for the related entity or business so acquired; provided, however, that after giving effect to such acquisition and all Indebtedness incurred in connection therewith, Holdings either (x) would be able to incur at least $1.00 of additional Indebtedness under the "-- Limitation on Indebtedness" covenant or (y) would have an Indebtedness to Adjusted EBITDA Ratio no greater than prior to such transaction; and

          n.  Permitted Acquisition Indebtedness.

     3. Holdings shall not incur any Indebtedness pursuant to the foregoing paragraph (2) if it uses the proceeds thereof, directly or indirectly, to refinance any Subordinated Obligations, unless such new Indebtedness shall:

          a. be subordinated to the notes to at least the same extent as such Subordinated Obligations being refinanced; and

          b. have a Stated Maturity that is no earlier than the earlier of the Stated Maturity of the notes or the Stated Maturity of the Subordinated Obligations being refinanced.

     4.  For purposes of determining compliance with this covenant:

          a. in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Holdings, in its sole discretion, will classify (and may from time to time reclassify) such Indebtedness, and only be required to include the amount and type of such Indebtedness in one of the above clauses; and

          b. an item of Indebtedness may be divided and classified into more than one of the types of Indebtedness described above.

     LIMITATION ON INDEBTEDNESS AND PREFERRED STOCK OF RESTRICTED SUBSIDIARIES

     1. Holdings shall not permit any Restricted Subsidiary to incur, directly or indirectly, any Indebtedness or preferred stock unless, on the date of, and after giving effect to, such incurrence and the application of the net proceeds therefrom, the Indebtedness to Adjusted EBITDA Ratio of Holdings would be equal to or less than 7.00:1. Accrual of interest, accretion or amortization of original issue discount, and the payment of interest in the form of additional Indebtedness, will be deemed not to be an incurrence of Indebtedness for purposes of this covenant.

     2. Despite the above paragraph (1), and regardless of the amount of the Restricted Subsidiaries' outstanding Indebtedness, any Restricted Subsidiary may incur any or all of the following Indebtedness:

          a. Indebtedness incurred under Credit Facilities, in an aggregate principal amount outstanding at any time, together with the amount of any Indebtedness then outstanding and incurred under clause
              (2)(l) of the "-- Limitation on Indebtedness" covenant, not to exceed the sum of (x) the product of $200,000 times the number of Completed Towers on the date of such incurrence and (y) the product of $1,000,000 times the number of Completed Broadcast Towers on the date of such incurrence; provided that the amount of such Indebtedness does not exceed 25% of the cost of acquiring or constructing such Completed Broadcast Towers;

          b. Indebtedness or preferred stock of a Restricted Subsidiary issued to, and held by, Holdings or a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any capital stock which results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary, or any subsequent transfer of such Indebtedness or preferred stock, other than to

          Holdings or a Restricted Subsidiary, shall be deemed to constitute an incurrence of such Indebtedness or preferred stock by the issuer of such preferred stock or Indebtedness;

          c. Indebtedness or preferred stock of a Restricted Subsidiary incurred and outstanding on, or prior to, the date on which Holdings acquired such Restricted Subsidiary, and Indebtedness or preferred stock of an entity merged into a Restricted Subsidiary, other than, in either case, Indebtedness or preferred stock incurred in connection with, or to provide all, or any portion of, the funds or credit support utilized to consummate, the transaction, or series of related transactions, pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or Holdings acquired it or such entity was merged into such Restricted Subsidiary; provided, however, that on the date of such acquisition or merger and after giving it effect, Holdings either
              (x) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to paragraph (1) of the "-- Limitation on Indebtedness" covenant or (y) would have an Indebtedness to Adjusted EBITDA Ratio immediately after giving effect to such merger or acquisition no greater than the Indebtedness to Adjusted EBITDA Ratio immediately prior to such transaction;

          d.  Indebtedness or preferred stock outstanding on the Issue Date;

          e. Refinancing Indebtedness incurred in respect of Indebtedness or preferred stock referred to in paragraph (1) above or clauses
              (2)(c) and (d) above or this clause (e); provided that Indebtedness of Holdings may not be refinanced pursuant to this clause (e);

          f. Indebtedness, including capital lease obligations, which a subsidiary incurs to finance the acquisition, construction or improvement of fixed or capital assets, in an aggregate principal amount at any one time outstanding, together with the amount of any Indebtedness then outstanding and incurred pursuant to clause
              (2)(d) of the "-- Limitation on Indebtedness" covenant, not to exceed the greater of (x) $25.0 million and (y) an amount equal to 7.5% of Holdings' Consolidated Tangible Assets; provided, that such subsidiary incurs such Indebtedness within 180 days after the date of such acquisition, construction or improvement, and that the issue price of such Indebtedness does not exceed the fair market value of such acquired, constructed or improved assets, as determined in good faith by Holdings' Board of Directors;

          g.  Indebtedness which is:

                 i. in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided in the ordinary course of its business, which do not secure other Indebtedness; and

                ii. incurred under currency exchange protection agreements and interest rate protection agreements which, at the time of incurrence, are in the ordinary course of business; provided, however, that the currency exchange protection agreements and interest rate protection agreements are directly related to Indebtedness which Holdings or any of its subsidiaries is permitted to incur pursuant to the indenture;

          h. Indebtedness represented by guarantees, by a subsidiary, of Indebtedness which Holdings or another subsidiary is otherwise permitted to incur pursuant to the indenture; provided that any subsidiary which guarantees the 2008 notes, the 2009 notes, the 2010 notes or the convertible notes will guarantee the new notes on substantially similar terms;

          i. Indebtedness, not to exceed at any one time outstanding together with the amount of any Indebtedness then outstanding and incurred pursuant to clause (2)(i) of the "-- Limitation on Indebtedness" covenant, 2.0 times:

             - the sum of 100% of the aggregate Net Cash Proceeds and 50% of the non-cash proceeds Holdings receives from the issue or sale of its capital stock, other than Disqualified Stock, subsequent to July 1, 1999, other than an issuance or sale to a Holdings subsidiary or to an employee stock ownership plan or to a trust established by Holdings or any of its Restricted Subsidiaries, less

             - the amount of such Net Cash Proceeds used to make Restricted Payments pursuant to clause (1)(c)(ii) of the "-- Limitation on Restricted Payments" covenant, or applied pursuant to clause
                (2)(a)(ii)of the "-- Limitation on Restricted Payments" covenant;

          j. other Indebtedness and preferred stock, in an aggregate principal and/or liquidation amount, not to exceed at any time outstanding, $25.0 million, less the amount of any indebtedness then outstanding and incurred pursuant to clause (2)(j) of the "-- Limitation on Indebtedness" covenant;

          k. Indebtedness representing the deferred payment of the purchase price for any entity that is engaged in a Permitted Business and that becomes a Restricted Subsidiary or the acquisition of any assets constituting a business or line of business, as determined by the Board of Directors, that is a Permitted Business, not to exceed at any one time outstanding, together with any Indebtedness then outstanding and incurred pursuant to clause 2(m) of the "-- Limitation on Indebtedness" covenant, 50% of the purchase price for the related entity or business so acquired; provided, however, that after giving effect to such acquisition and all Indebtedness incurred in connection therewith, Holdings either (x) would be able to incur at least $1.00 of additional Indebtedness under the "-- Limitation on Indebtedness" covenant or (y) would have an Indebtedness to Adjusted EBITDA Ratio no greater than prior to such transaction; and

          l.  Permitted Acquisition Indebtedness.

     3.  For purposes of determining compliance with this covenant:

          a. in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Holdings, in its sole discretion, will classify (and may from time to time reclassify) such Indebtedness, and only be required to include the amount and type of such Indebtedness in one of the above clauses; and

          b. an item of Indebtedness may be divided and classified into more than one of the types of Indebtedness described above.

     4. Holdings will not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt.

     LIMITATION ON RESTRICTED PAYMENTS

     1. Holdings will not make, and will not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment, if at the time Holdings or the Restricted Subsidiary makes the Restricted Payment:

          a. a default or event of default will have occurred and be continuing, or would result therefrom;

          b. except with respect to making an Investment, Holdings could not incur at least $1.00 of additional Indebtedness under paragraph
              (1) of the "-- Limitation on Indebtedness" covenant; or

          c. the aggregate amount of such Restricted Payment and all other Restricted Payments, which amount, if other than in cash, Holdings' Board of Directors will determine in good faith, and will evidence such determination by a Board of Directors resolution, declared or made subsequent to the Issue Date, would exceed the sum of:

                i. the aggregate EBITDA (whether positive or negative) accrued subsequent to July 1, 1999 to the most recent date for which financial information is available to Holdings, taken as one accounting period, less 1.4 times Consolidated Interest Expense for the same period; plus

                ii. 100% of the aggregate Net Cash Proceeds, less the aggregate amount of such Net Cash Proceeds used to incur Indebtedness pursuant to clause (2)(i) of the "-- Limitation on Indebtedness" covenant and clause (2)(i) of the "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" covenant, plus 70% of the GAAP purchase accounting valuation of Qualified Proceeds, with each such valuation calculated as of the sale date of the capital stock received as consideration therefor, in each case received by Holdings from the issue or sale of capital stock, other than Disqualified Stock, subsequent to July 1, 1999, other than an issuance or sale to one of Holdings' subsidiaries, and other than an issuance or sale to an employee stock ownership plan, or to a trust established by Holdings or any of its Restricted Subsidiaries; plus

                iii. the amount by which Holdings' Indebtedness is reduced on Holdings' balance sheet, upon conversion or exchange, other than by a Restricted Subsidiary, subsequent to March 15, 2000 of any Holdings Indebtedness which is convertible or exchangeable for Holdings' capital stock, other than Disqualified Stock, less the amount of any cash, or the fair value of any other property, distributed by Holdings upon such conversion or exchange; plus

                iv. an amount equal to the sum of the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets to Holdings or any Restricted Subsidiary from Unrestricted Subsidiaries, plus the portion, proportionate to Holdings' equity interest in such subsidiary, of the fair market value of the net assets of an Unrestricted Subsidiary, at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; plus

                v. dividends and distributions Holdings receives, subsequent to March 15, 2000, from Unrestricted Subsidiaries, to the extent such dividends and distributions are not otherwise included in calculating EBITDA; plus

                vi. Net Cash Proceeds Holdings receives, subsequent to March 15, 2000, from Investments that are not Permitted Investments, to the extent not otherwise included in calculating EBITDA.

     The sum in clause (iv) above shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments Holdings or any Restricted Subsidiary previously made in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

     2.  The provisions of paragraph (1) of this covenant will not prohibit:

          a. any purchase, redemption, defeasance or other acquisition of Holdings' capital stock or Subordinated Obligations made by exchange for, or out of the net proceeds of the substantially concurrent sale of, Holdings' capital stock, other than Disqualified Stock and other than capital stock issued or sold to a Holdings subsidiary, or an employee stock ownership plan, or a trust established by Holdings or any of its subsidiaries; provided, however, that:

                i. such purchase, redemption, defeasance or other acquisition will be excluded in the calculation of the amount of Restricted Payments; and

                ii. to the extent applied toward any such purchase, redemption, defeasance or other acquisition, the Net Cash Proceeds from such sale will be excluded from clause (1)(c)(ii) above, clause (2)(i) of the "-- Limitation on Indebtedness" covenant and clause (2)(i) of the "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" covenant;

          b. any purchase, redemption, defeasance or other acquisition of Subordinated Obligations made by exchange for, or out of the net proceeds of the substantially concurrent sale of, Holdings' Subordinated Obligations; provided, however, that:

                i. the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Obligations being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Obligations being so redeemed, repurchased, acquired or retired;

                ii. such new Indebtedness is subordinated to the notes at least to the same extent as the Subordinated Obligations so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

                iii. such new Indebtedness has a final scheduled maturity date later than the earlier of the final scheduled maturity date of the Subordinated Obligations being so redeemed, repurchased, acquired or retired, and the final scheduled maturity date of the notes;

                iv. such new Indebtedness has an Average Life equal to or greater than the lesser of the Average Life of the Indebtedness being so redeemed, repurchased, acquired or retired and the Average Life of the notes; and

                v. any purchase, redemption, defeasance or other acquisition made pursuant to this clause 2(b) will be excluded in the calculation of the amount of Restricted Payments;

          c. dividends paid within 60 days after the date of their declaration, if at such date of declaration such dividend would have complied with this covenant; and

          d. purchases of outstanding shares of Holding's capital stock from former employees, in an amount not to exceed $5.0 million in the aggregate.

     Any dividend or purchase made pursuant to (2)(c) or 2(d), above will be included in the calculation of Restricted Payments.

     The Restricted Payments described in clauses (2)(a), (b) and (d) above shall not be permitted if at the time of, and after giving effect to, such Restricted Payments, a default or an event of default shall have occurred and be continuing.

     The amount of any Investment shall be measured on the date made and shall not give effect to subsequent changes in value.

     LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

     Holdings will not, and will not permit any Restricted Subsidiary to, create, or otherwise cause or permit to exist or become effective, any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     1. pay dividends or make any other distributions on its capital stock to Holdings or to a Restricted Subsidiary, or pay any Indebtedness or other obligation owed to Holdings;

     2.  make any loans or advances to Holdings; or

     3. transfer any of its property or assets to Holdings or any Restricted Subsidiary, except:

          a. any encumbrance or restriction pursuant to a Credit Facility or any agreement in effect on the Issue Date;

          b. any encumbrance or restriction, with respect to a Restricted Subsidiary, pursuant to an agreement relating to any Indebtedness or capital stock that it incurred or issued on, or prior to, the date on which Holdings or a Restricted Subsidiary acquired it, other than Indebtedness or capital stock incurred or issued as consideration for, or to provide any portion of, the funds or credit support utilized to consummate the transaction, or series of related transactions, pursuant to which such Restricted Subsidiary became a subsidiary, or Holdings or a Restricted Subsidiary acquired it, and outstanding on such date;

          c. any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness incurred, pursuant to an agreement referred to in clause (a) or (b) above, or contained in any amendment to an agreement referred to in clause (a) or (b) above; provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment, taken as a whole, with respect to a Restricted Subsidiary, are no less favorable to the holders of the notes than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements, as determined by Holdings' Board of Directors in good faith;

          d. in the case of paragraph (3), any encumbrance or restriction that restricts, in a customary manner, the subletting, assignment or transfer of any property or asset that is subject to a lease, license or other contract or such lease, license or other contract;

          e. in the case of paragraph (3), contained in security agreements or mortgages securing a Restricted Subsidiary's Indebtedness, to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements or mortgages;

          f. any restriction with respect to a Restricted Subsidiary, imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of such Restricted Subsidiary's capital stock or assets, pending the closing of such sale or disposition;

          g. customary provisions with respect to the disposition or distribution of assets or property in joint venture and other similar agreements; and

          h. restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; provided that the Board of Directors determines in good faith that such restrictions will not have a material adverse impact on Holdings' ability to make payments on the notes.

     LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK

     1. Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

          a. Holdings or such Restricted Subsidiary receives consideration, at the time of such Asset Disposition, at least equal to the fair market value, including as to the value of all non-cash consideration, as the Holdings Board of Directors determines in good faith, of the shares and assets subject to such Asset Disposition; and

          b. except in the case of a Tower Asset Exchange, at least 75% of the consideration Holdings or such Restricted Subsidiary receives is in the form of cash or cash equivalents.

     2. Within 365 days after the receipt of any Net Available Cash from an Asset Disposition, Holdings or the applicable Restricted Subsidiary may apply such Net Available Cash to:

          a. prepay, repay, redeem or purchase Indebtedness, other than Disqualified Stock, of a Restricted Subsidiary of Holdings, provided that the applicable Restricted Subsidiary also may prepay, repay, redeem or purchase its own outstanding Indebtedness, or Senior Indebtedness, in each case other than Indebtedness owed to Holdings or an Affiliate of Holdings;

          b. make an offer with respect to the 2008 notes, the 2009 notes, the 2010 notes or the convertible notes to the extent required in the indentures governing the 2008 notes, the 2009 notes, the 2010 notes and the convertible notes, respectively;

          c. acquire all or substantially all of the assets of an entity engaged in a Permitted Business;

          d. acquire Voting Stock of an entity engaged in a Permitted Business from a person that is not a Holdings subsidiary; provided, that after giving effect thereto, Holdings or its Restricted Subsidiary owns a majority of such Voting Stock, and such acquisition otherwise is made in accordance with the indenture, including, without limitation, the "-- Limitation on Restricted Payments" covenant; or

          e. make a capital expenditure or acquire other long-term assets that are used or useful in a Permitted Business.

        To the extent of the balance of such Net Available Cash, after application in accordance with clause (2)(a), (b), (c), (d), or (e) above, Holdings shall make an offer to the holders to purchase notes pursuant to, and subject to, the conditions set forth below.

     3. Notwithstanding the foregoing provisions, Holdings and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this covenant, except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.

     4.  For the purposes of this covenant, the following are deemed to be cash:

          a. the transferee's assumption of other than Holdings' Indebtedness, other than Holdings' Disqualified Stock, and other than Indebtedness that is subordinated to the notes, or any Restricted Subsidiary's Indebtedness and the release of Holdings or the Restricted Subsidiary from all liability on such Indebtedness in connection with the Asset Disposition;

          b. securities that Holdings or any Restricted Subsidiary receives from the transferee, that Holdings or the Restricted Subsidiary converts into cash within 20 days of the applicable Asset Disposition, to the extent of the cash received; and

          c. the transferee's assumption of any of Holdings' or any Restricted Subsidiary's liabilities, as shown on Holdings' or such Restricted Subsidiary's most recent balance sheet, other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof, pursuant to a customary novation agreement that releases Holdings or the Restricted Subsidiary from further liability.

     5. In the event of an Asset Disposition that requires an offer to purchase notes pursuant to paragraph (2) of this covenant, Holdings will be required to purchase notes tendered, pursuant to Holdings' offer for the notes, at a purchase price of:

             - 100% of their principal amount as of the purchase date, without premium, plus

             - accrued and unpaid interest to the purchase date, in accordance with the procedures, including prorating in the event of oversubscription, set forth in the indenture.

     If the aggregate purchase price for notes tendered pursuant to the offer is less than the Net Available Cash allotted to the notes purchase, Holdings may use any remaining Net Available Cash for general corporate purposes not otherwise prohibited by the indenture.

     If the aggregate purchase price for notes tendered pursuant to the offer is greater than the Net Available Cash allotted to the notes purchase, the trustee will select the notes to be purchased on the basis set forth under "-- Redemption -- Partial Redemption: Selection and Notice" above. Upon completion of any required offer to the holders, the amount of Net Available Cash will be reset at zero. Holdings shall not be required to make an offer for notes pursuant to this covenant if the Net Available Cash available therefor, after application of the proceeds as provided in paragraph (2) of this covenant, is less than $10.0 million for all Asset Dispositions, which lesser amounts shall be carried forward, for purposes of determining whether an offer is required, with respect to the Net Available Cash, from any subsequent Asset Disposition.

     6. Holdings will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with a notes repurchase pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with the law.

     7. The provisions of this covenant shall not apply to any transaction that is permitted under the provisions of the covenant described under "-- Merger and Consolidation."

     LIMITATION ON TRANSACTIONS WITH AFFILIATES

     1. Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction, or series of transactions, including the purchase, sale, lease or exchange of any property, employee compensation arrangements, or the rendering of any service, with any Holdings Affiliate unless:

          a. the terms of such transaction, taken as a whole, are no less favorable to Holdings or such Restricted Subsidiary, as the case may be, than those that could be obtained, at the time of such transaction, in arm's-length dealings with a person who is not an Affiliate;

          b. in the event such affiliate transaction involves an aggregate amount in excess of $5.0 million, the terms of such transaction are set forth in writing and shall have been approved by a majority of the members of the Board of Directors having no personal stake in such affiliate transaction, and such majority determines that the affiliate transaction satisfies the criteria in clause (1)(a) above; and

          c. in the event such affiliate transaction involves an aggregate amount in excess of $10.0 million, Holdings has received a written opinion from a nationally recognized independent investment banking firm that such affiliate transaction is fair to Holdings and its Restricted Subsidiaries from a financial point of view.

     2.  The provisions of paragraph (1) above shall not prohibit:

          a. any Restricted Payment permitted to be made pursuant to the "-- Limitation on Restricted Payments" covenant;

          b. any securities issuance, or other payments, awards or grants in cash, securities or otherwise, pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, or any arrangements relating thereto;

          c. the grant of stock options or similar rights to Holdings' employees and directors, pursuant to plans approved by the Board of Directors;

          d. loans or advances to employees, in the ordinary course of business, in accordance with Holdings' or its Restricted Subsidiaries' past practices;

          e. the payment of reasonable fees to directors of Holdings and its Restricted Subsidiaries who are not employees of Holdings or its Restricted Subsidiaries;

          f. any transaction between Holdings and a Restricted Subsidiary or between Restricted Subsidiaries;

          g. the issuance or sale of any Holdings capital stock, other than Disqualified Stock;

          h. any transaction, consummated pursuant to the terms of any agreement described in Holdings' Form 10-K for the year ended December 31, 1999, or Holdings' Forms 10-Q or Forms 8-K filed prior to the Issue Date, including the exhibits and documents included or incorporated by reference therein, giving effect to any subsequent supplements, amendments, modifications or alterations thereof that are approved by the disinterested members of Holdings' Board of Directors;

          i. any transaction in the ordinary course of business between Holdings or any Restricted Subsidiary and any Affiliate of Holdings relating to the acquisition, management, construction, leasing or licensing of towers, provided, however, that such transaction is on terms that are no less favorable, taken as a whole, to Holdings or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated person or is otherwise on terms that, taken as a whole, Holdings has determined to be fair to Holdings or the relevant Restricted Subsidiary; and

          j. any transaction between Holdings or any of its Restricted Subsidiaries and any of its Affiliates involving ordinary course investment banking, commercial banking or related activities.

     LIMITATION ON LIENS

     Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, or permit to exist, any Lien, other than Permitted Liens, on any of its property or assets, including capital stock, whether owned on the Issue Date or thereafter acquired, securing any obligation, unless effective provision is made contemporaneously to secure the notes equally and ratably with or, in the case of Subordinated Obligations, on a senior basis to, such obligation, for so long as the obligation is so secured.

     LIMITATION ON SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     Holdings will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease, or otherwise dispose of any Restricted Subsidiary's capital stock, to any person, other than to Holdings or to a Wholly Owned Subsidiary of Holdings, and will not permit any Restricted Subsidiary to issue any of its capital stock to any person, other than to Holdings or a subsidiary of Holdings, and other than shares of its capital stock constituting directors' qualifying shares or the ownership by foreign nationals of capital stock of any Restricted Subsidiary, to the extent necessary or mandated by applicable law, unless in either case:

          a. Holdings' and its Restricted Subsidiaries' minority equity interest in such person, after giving effect to any such disposition, would be permitted under the "-- Limitation on Restricted Payments" covenant; and

          b. the net cash proceeds from such transfer, conveyance, sale, lease, or other disposition, are applied in accordance with the "-- Limitation on Sales of Assets and Subsidiary Stock" covenant.

     LIMITATION ON SALE/LEASEBACK TRANSACTIONS

     Holdings will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

     1.  Holdings or such Restricted Subsidiary would be entitled to:

          a. Incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, pursuant to the "-- Limitation on Indebtedness" covenant; and

          b. create a Lien on such property securing such Attributable Indebtedness, without equally and ratably securing the notes, pursuant to the "-- Limitation on Liens" covenant;

     2. the net cash proceeds received by Holdings or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value of such property, as determined by Holdings' Board of Directors in good faith; and

     3. the transfer of such property is permitted by, and Holdings or such Restricted Subsidiary applies the proceeds of such transaction in compliance with the "-- Limitation on Sales of Assets and Subsidiary Stock" covenant.

     SECURITIES AND EXCHANGE COMMISSION REPORTS

     Notwithstanding that Holdings may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings will file with the Securities and Exchange Commission, unless the Securities and Exchange Commission does not permit such filing, and provide the trustee and note holders with, the annual reports and such information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act. Holdings also will comply with the other provisions, including Section 314(a), of the Trust Indenture Act.

MERGER AND CONSOLIDATION

     Holdings will not, in one transaction or a series of transactions, consolidate with or merge with or into, or convey, transfer or lease, all or substantially all of its assets to, any person, unless:

     1. the resulting, surviving or transferee person (the Successor Issuer) will be a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Issuer, if not Holdings, will expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of Holdings' obligations under the notes and the indenture;

     2. immediately after giving effect to such transaction on a pro forma basis, and treating any Indebtedness which becomes an obligation of the Successor Issuer, or any Restricted Subsidiary, as a result of such transaction, as having been incurred by the Successor Issuer, or such Restricted Subsidiary, at the time of such transaction, no default or event of default will have occurred and be continuing;

     3. except (A) in the case of a merger of Holdings into a Wholly Owned Subsidiary, (B) a merger Holdings enters into solely for the purpose of reincorporating in another jurisdiction, or (C) a merger Holdings enters into solely for the purpose of forming a holding company to hold all of the outstanding capital stock of Holdings immediately after giving effect to such transaction, on a pro forma basis, as if such transaction had occurred at the beginning of the applicable four quarter period, Holdings, or the person formed by, or surviving, any such consolidation or merger, if other than Holdings, or to which such conveyance, transfer, lease or other disposition shall have been made, either (x) would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to paragraph (1) of the "-- Limitation on Indebtedness" covenant above or (y) would have had an Indebtedness to Adjusted EBITDA Ratio immediately after giving effect to such consolidation, merger, conveyance, transfer, lease or other disposition no greater than the Indebtedness to Adjusted EBITDA Ratio immediately prior to such transaction; and

     4. Holdings will have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger or transfer, and such supplemental indenture, if any, comply with the indenture, as set forth in the indenture.

     The Successor Issuer will succeed to, and be substituted for, and may exercise every right and power of, Holdings under the indenture, and the predecessor issuer, in the case of a conveyance, transfer or lease of all or substantially all of its assets, will be released from the obligations under the indenture and the notes, including, without limitation, the obligation to pay the principal of and interest on the notes.

DEFAULTS

     An event of default is defined in the indenture as:

     1. a default in any interest payment, when due, on any note, continued for 30 days;

     2. a default in the payment of principal, when due, of any note at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

     3. Holdings' failure to comply with its obligations under "-- Merger and Consolidation;"

     4. Holdings' failure to comply, for 30 days after notice, with any of its obligations under the covenants described under "-- Change of Control" or "-- Certain Covenants;"

     5. Holdings' failure to comply, for 60 days after notice, with its other agreements contained in the notes or the indenture;

     6. Holdings' failure, or the failure of any of Holdings' Significant Subsidiaries, to pay any Indebtedness within any applicable grace period, after final maturity, or the acceleration of any such Indebtedness by the holders thereof, because of a default, if the total amount of such Indebtedness, unpaid or accelerated, exceeds $10.0 million or its foreign currency equivalent (the cross acceleration provision);

     7. certain events of bankruptcy, insolvency or reorganization of Holdings or any of Holdings' Significant Subsidiaries (the bankruptcy provisions); or

     8. any final judgment or decree, for the payment of money in excess of $10.0 million, is rendered against Holdings or any of Holdings' Significant Subsidiaries, net of any amounts with respect to which a creditworthy insurance company has acknowledged full liability, subject to any deductible amounts of less than $10.0 million required to be paid by Holdings or such Significant Subsidiary in accordance with the applicable insurance policy, and either:

          a. an enforcement proceeding has been commenced by any creditor upon such judgment or decree; or

          b. such judgment or decree remains outstanding for a period of 60 days following the judgment and is not discharged, waived or stayed within 10 days after notice (the judgment default provision).

     The foregoing will constitute events of default whatever the reason for any such event of default, and whether it is voluntary or involuntary, or is effected by operation of law, or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body.

     However, a default under clauses (4), (5) and (8) above will not constitute an event of default until the trustee or the holders of 25%, in aggregate principal amount, of the outstanding notes, notify Holdings, as provided in the indenture, of the default and Holdings does not cure such default within the time specified in clauses (4), (5) and (8) above, after it receives notice.

     If an event of default occurs and is continuing, the trustee or the holders of at least 25%, in aggregate principal amount, of the outstanding notes, by notice to Holdings, may declare the principal amount of, and accrued but unpaid interest on, all the notes to be due and payable. Upon such a declaration, such principal amount and interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of Holdings occurs and is continuing, the principal amount of, and accrued interest on, all the notes automatically will become due and payable immediately, without any declaration or other act on the part of the trustee or any holders. Under certain circumstances, the holders of a majority, in aggregate principal amount, of the outstanding notes may rescind any such acceleration, with respect to the notes, and its consequences.

     Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture, at the request or direction of any of the holders of notes, unless such holders shall have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

     - such holder shall have previously given the trustee notice that an event of default is continuing;

     - holders of at least 25%, in aggregate principal amount, of the outstanding notes shall have requested the trustee to pursue the remedy;

     - such holders shall have offered the trustee reasonable security or indemnity against any loss, liability or expense;

     - the trustee shall not have complied with such request, within 60 days after the receipt of the request and the offer of security or indemnity; and

     - the holders of a majority, in principal amount, of the outstanding notes shall not have given the trustee a direction inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the holders of a majority, in principal amount, of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture, or that the trustee determines is unduly prejudicial to the rights of any other holder of notes, or that would involve the trustee in personal liability.

     The indenture provides that if a default occurs and is continuing, and is known to the trustee, the trustee must mail to each holder notice of the default, within the earlier of 90 days after it occurs, or 30 days after it is known to a trust officer or written notice of it is received by the trustee. Except in the case of a default in the payment of principal of, premium, if any, or interest on any note, the trustee may withhold notice, if and so long as a committee of its trust officers in good faith determines that withholding notice is not opposed to the interests of the note holders. In addition, Holdings is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. Holdings also is required to deliver to the trustee, within 30 days after its knowledge of the occurrence of such event, written notice of any event which would constitute certain defaults, their status, and what action Holdings is taking, or proposes to take, in respect of such event.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture may be amended, and any past default or compliance with any provisions may be waived, with the consent of the holders of a majority, in principal amount, of the notes then outstanding, including consents obtained in connection with a tender offer or exchange for the notes. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

     -  reduce the amount of notes whose holders must consent to an amendment;

     - reduce the rate of, or extend the time for, payment of interest on any note;

     -  reduce the principal of, or extend the Stated Maturity of, any note;

     - reduce the premium payable upon the redemption of any note, or change the time at which any note may be redeemed, as described under "Terms of Optional Redemption;"

     -  make any note payable in money other than that stated in the note;

     - impair the right of any holder to receive payment of principal of, and interest on, such holder's notes on or after the due dates therefor, or to institute suit for the enforcement of any payment on, or with respect to, such holder's notes; or

     - make any change in the amendment provisions which require each holder's consent, or in the waiver provisions.

     Without the consent of any holder, Holdings and the trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of Holdings' obligations under the indenture, to provide for uncertificated notes in addition to, or in place of, certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated notes are as described in Section 163(f)(2)(B) of the Internal Revenue Code, to add guarantees with respect to the notes, to secure the notes, to add to Holdings' covenants for the benefit of the note holders, or to surrender any right or power conferred upon Holdings, to make any change that does not, in the good faith opinion of Holdings' Board of Directors, materially adversely affect the rights of any holder, and to comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act.

     The holders' consent is not necessary, under the indenture, to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, Holdings is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and Holdings may require a holder to pay any taxes required by law or permitted by the indenture, including any transfer tax or other similar governmental charge payable in connection therewith. Holdings is not required to transfer or exchange any note selected for redemption, or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form, and the registered holder of a note will be treated as the owner of such note for all purposes.

DEFEASANCE

     Holdings at any time may terminate all its obligations under the notes and the indenture (legal defeasance), except for certain obligations, including:

     - those respecting the defeasance trust and obligations to register the transfer or exchange of the notes;

     -  the obligation to replace mutilated, destroyed, lost or stolen notes;
        and

     -  maintenance of a registrar and paying agent in respect of the notes.

     Holdings at any time may terminate its obligations under:

     - the covenants described under "-- Certain Covenants," other than the covenant described under "-- Merger and Consolidation";

     -  the operation of the cross acceleration provision;

     - the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults;" and

     - the limitations contained in clause (3) under "-- Merger and Consolidation" (covenant defeasance).

     Holdings may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Holdings exercises its legal defeasance option, payment of the notes may not be accelerated because of an event of default with respect thereto. If Holdings exercises its covenant defeasance option, payment of the notes may not be accelerated because of an event of default as specified in clauses (4), (5), (6), (7) with respect to Significant Subsidiaries only, or (8) under "-- Defaults," or because of SpectraSite's failure to comply with clause (3) under "-- Merger and Consolidation."

     In order to exercise either defeasance option, Holdings must deposit, or cause to be deposited, irrevocably in trust (the defeasance trust) with the trustee, money or U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof, in accordance with their terms, will provide cash at such times and in such amounts as will be sufficient to pay principal and interest, when due, on all such notes, except lost, stolen or destroyed notes which have been replaced or repaid, to maturity or redemption, as the case may be. Holdings must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of such notes will not recognize income, gain or loss, for federal income tax purposes, as a result of such deposit and defeasance, and will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such deposit and defeasance had not occurred and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No Holdings director, officer, employee, incorporator or stockholder, as such, shall have any liability for any of Holdings' obligations under the notes or the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each note holder, by accepting a note, waives and releases all such liability. This waiver and release are part of the consideration for issuance of the notes.

Such waiver may not be effective to waive liabilities under the federal or state securities law, and it is the view of the SEC that such a waiver is against public policy.

CONCERNING THE TRUSTEE

     United States Trust Company of New York is the trustee for the indenture, and Holdings has appointed it as registrar and paying agent with regard to the notes.

     The holders of a majority, in principal amount, of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding, for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any note holder, unless such holder shall have offered to the trustee security and indemnity satisfactory to it, against any loss, liability or expense, and then only to the extent required by the terms of the indenture.

GOVERNING LAW

     The indenture provides that it and the notes are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms.

     Adjusted EBITDA as of any date of determination, means the sum of:

     1. Holdings' EBITDA for the four most recent full fiscal quarters ending prior to such date, less Holdings' Tower EBITDA for such four-quarter period; plus

     2. the product of four times Holdings' Tower EBITDA for the most recent quarter. The Tower EBITDA for the most recent quarter shall be determined on a pro forma basis after giving effect to:

          a. all acquisitions or dispositions of assets Holdings and its subsidiaries make, from the beginning of such quarter through, and including, the date of determination, including any related financing transactions, as if the acquisitions and dispositions had occurred at the beginning of the quarter;

          b. any new lease or Site Management Contract Holdings or any Restricted Subsidiary enters into in the ordinary course of business, with respect to Tower Assets, from the beginning of the quarter through, and including, such date of determination, as if such new lease or Site Management Contract had been signed at the beginning of the quarter, and Holdings or a Restricted Subsidiary had received the rent required by the terms of such lease or Site Management Contract for such quarter during the quarter;

          c. the loss from the beginning of the quarter through, and including, the date of determination of any lease or Site Management Contract Holdings or a Restricted Subsidiary has entered into, with respect to any Tower Assets, that was in effect on the first day of the quarter, as if the lease or Site Management Contract had not been in effect during such quarter, and no rent under the lease had been received during the quarter; and

          d. any rent increases Holdings or any Restricted Subsidiary receives, during the period beginning on the first day of the quarter and ending on the date of determination related to leases or Site Management Contracts on Tower Assets, as if the increased rental rate had been in effect at the beginning of the quarter and Holdings or a Restricted Subsidiary had received the increased amount of rent during such quarter.

     For purposes of making the computation referred to above:

          i. acquisitions that Holdings or any of its Restricted Subsidiaries has made, including through mergers or consolidations, and including any related financing transactions, during the reference period, or subsequent to such reference period, and on or prior to the date of determination, shall be deemed to have occurred on the first day of the reference period, and EBITDA for the reference period shall be calculated without giving effect to clause (2) of the proviso set forth in the definition of Consolidated Net Income; and

          ii. the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the date of determination, shall be excluded.

     Affiliate of any specified person means any other person, directly or indirectly, controlling or controlled by, or under direct or indirect common control with, such specified person. For the purposes of this definition, control, when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise, and the terms controlling and controlled have correlative meanings.

     Asset Disposition means any sale, lease, transfer, or other disposition, or series of related sales, leases, transfers, or dispositions, by Holdings or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction, of:

     1. any shares of a Restricted Subsidiary's capital stock, other than directors' qualifying shares, or shares required, by applicable law, to be held by a Person other than Holdings or a Restricted Subsidiary;

     2. all or substantially all the assets of any of Holdings' or any Restricted Subsidiary's division or line of business; or

     3. any other of Holdings' or any Restricted Subsidiary's assets outside of the ordinary course of business;

other than in the case of clauses (1), (2) and (3) above:

     - a disposition by a Restricted Subsidiary, to Holdings, or by Holdings or a Restricted Subsidiary to another Restricted Subsidiary:

     - a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Limitation on Restricted Payments";

     - a disposition of assets with a fair market value of less than $5.0 million;

     - any transaction not prohibited by the covenant under "-- Limitation on Restricted Payments" or that constitutes a Permitted Investment;

     -  grants of leases or licenses in the ordinary course of business; and

     -  disposals of cash equivalents.

     Attributable Indebtedness in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value, discounted at the interest rate borne by the notes, compounded annually, of the total obligations of the lessee, for rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction, including any period for which the lease has been extended.

     Average Life means, as of the date of determination, with respect to any Indebtedness or preferred stock, the quotient obtained by dividing:

     1. the sum of the product of the numbers of years, from the date of determination to the dates of each successive scheduled principal payment, of such Indebtedness, or redemption, or similar payment with respect to such preferred stock, times the amount of such payment;

     2.  the sum of all such payments.

     Board of Directors means Holdings' Board of Directors, or any committee thereof duly authorized to act on behalf of the Board.

     Business Day means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

     Change of Control means the occurrence of any of the following events:

     1. any person, as such term is used in Exchange Act Sections 13(d) and 14(d), other than one or more Permitted Holders, is or becomes the beneficial owner, as defined in Exchange Act Rules 13d-3 and 13d-5, except that for purposes of this paragraph (1) such person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 35% of the total voting power of Holdings' Voting Stock; provided, however, that the Permitted Holders beneficially own, directly or indirectly, in the aggregate, a lesser percentage of the total voting power of Holdings' Voting Stock than such other person, and do not have the right or ability, by voting power, contract, or otherwise, to elect, or designate for election, a majority of the Holdings Board of Directors;

             For purposes of this paragraph (1), (a) such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner, directly or indirectly, of more than 35% of the voting power of the parent entity's Voting Stock, and the Permitted Holders beneficially own, directly or indirectly, in the aggregate, a lesser percentage of the total voting power of the parent entity's Voting Stock than such other person, and do not have the right or ability, by voting power, contract, or otherwise, to elect, or designate for election, a majority of the parent entity's board of directors, and (b) the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity held by any other parent entity, so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate, a majority of the voting power of the parent entity's Voting Stock;

     2. during any period of two consecutive years, or, in the case this event occurs within the first two years after the Issue Date, such shorter period as shall have begun on the Issue Date, individuals who at the beginning of such period constituted Holdings' Board of Directors, together with any new directors whose election by Holdings' Board of Directors or whose nomination for election by Holdings' shareholders was approved by a vote of a majority of Holdings' directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Holdings Board of Directors then in office;

     3. Holdings' merger or consolidation with or into another person or the merger of another person with or into Holdings, if Holdings' securities that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of Holdings' Voting Stock are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation; and

     4. the sale of all or substantially all of Holdings' assets to another person, other than a Permitted Holder or a person that is controlled by the Permitted Holders.

     Completed Broadcast Tower means a communications tower of at least 500 feet, other than a Completed Tower, with, as of the date of any determination:

     - at least one broadcast tenant that has executed a definitive lease or Site Management Contract with Holdings or any of its Restricted Subsidiaries; and

     -  capacity for at least one other tenant.

     Completed Tower means a communications transmission tower with, as of any date of determination:

     - at least one anchor tenant that has executed a definitive lease or Site Management Contract with Holdings or any of its Restricted Subsidiaries; and

     -  capacity for at least three tenants.

     Consolidated Indebtedness as of any date of determination means, without duplication:

     - the total amount of Indebtedness of Holdings and its Restricted Subsidiaries;

     - the total amount of Indebtedness of any other person, to the extent that such Indebtedness has been guaranteed by Holdings or one or more of its Restricted Subsidiaries; and

     - the aggregate liquidation value of all of Holdings' Disqualified Stock and all preferred stock of Holdings' Restricted Subsidiaries not owned by Holdings or a Restricted Subsidiary, in each case determined on a consolidated basis in accordance with GAAP.

     Consolidated Interest Expense means, for any period, the total interest expense of Holdings and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by Holdings or its Restricted Subsidiaries, without duplication:

      1. interest expense attributable to capital leases and to leases constituting part of a Sale/Leaseback Transaction;

      2.  amortization of debt discount and debt issuance cost;

      3.  capitalized interest;

      4.  non-cash interest expense;

      5. commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

      6. net costs associated with hedging obligations, including amortization of fees;

      7. preferred stock dividends paid in respect of all of Holdings' and its subsidiaries' preferred stock, held by persons other than Holdings or a Wholly Owned Subsidiary of Holdings;

      8. interest incurred in connection with Investments in discontinued operations;

      9. interest accruing on any Indebtedness of any other person, to the extent such Indebtedness is guaranteed by, or secured by the assets of, Holdings or any Restricted Subsidiary; >and

     10. the cash contributions to any employee stock ownership plan or similar trust, to the extent such contributions are used by such plan or trust to pay interest or fees to any person, other than Holdings, in connection with Indebtedness incurred by such plan or trust.

     Consolidated Net Income means, for any period, the net income or loss of Holdings and its consolidated Subsidiaries. The following, however, shall not be included in such Consolidated Net Income:

     1. any net income or loss of any person, other than Holdings, if such person is not a Restricted Subsidiary, except that, subject to the exclusion contained in clause (4) below, Holdings' equity in the net income of any such person for such period, shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period, to Holdings or a Restricted Subsidiary, as a dividend or other distribution, subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below;

     2. any net income or loss of any person, acquired by Holdings or a subsidiary, in a pooling of interests transaction for any period prior to the date of such acquisition;

     3. any Restricted Subsidiary's net income, if the Restricted Subsidiary is subject to restrictions, other than any restrictions permitted in the "-- Limitations on Restrictions on Distributions from Restricted Subsidiaries" covenant, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to Holdings, except that:

          a. subject to the exclusion contained in clause (4) below, Holdings' equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by the Restricted Subsidiary during such period to Holdings or another Restricted Subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause; and

          b. solely for purposes of calculating the Indebtedness to Adjusted EBITDA Ratio, Holdings' equity in a net loss of any such Restricted Subsidiary, for such period, shall be included in determining such Consolidated Net Income;

     4. any gain or loss realized upon the sale or other disposition of any assets of Holdings, its consolidated subsidiaries, or any other person, including pursuant to any Sale/Leaseback Transaction, which are not sold or otherwise disposed of in the ordinary course of business, and any gain or loss realized upon the sale or other disposition of any capital stock of any person;

     5. any Unrestricted Subsidiary's net income or loss, except to the extent distributed to Holdings or one of its subsidiaries;

     6.  any extraordinary gain or loss; and

     7.  the cumulative effect of a change in accounting principles.

     Notwithstanding the foregoing, only for the purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," there shall be excluded from Consolidated Net Income, any dividends, repayments of loans or advances, or other transfers of assets, from Unrestricted Subsidiaries, to Holdings or a Restricted Subsidiary, to the extent such dividends, repayments, or transfers increase the amount of Restricted Payments permitted under such covenant, pursuant to clause (1)(c)(iv) thereof.

     Consolidated Tangible Assets means, with respect to Holdings, the total consolidated tangible assets of Holdings and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of Holdings and the Restricted Subsidiaries, calculated on a consolidated basis in accordance with GAAP.

     Credit Facility means any debt or credit facility, commercial paper facility providing for revolving credit loans, term loans, accounts receivable financing, including through the sale of accounts receivable to such lenders or to special purpose entities formed to borrow from such lenders against such accounts receivable, or letters of credit, or other non-convertible debt securities or other form of debt financing, in each case, as amended, restated, supplemented, extended, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any amendment, restatement, supplement, extension, modification, renewal, refunding, replacement or refinancing that increases the amount borrowable under any such facility or alters the maturity of any such facility.

     Disqualified Stock means, with respect to any person, any capital stock which, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, or upon the happening of any event:

     1. matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

     2. is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

     3.  is redeemable at the option of the holder thereof, in whole or in part;

in each case on or prior to the 91st day after the Stated Maturity of the notes.

     Capital stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such capital stock, upon the occurrence of an asset sale or change of control occurring prior to the 91st day after the Stated Maturity of the notes, shall not constitute Disqualified Stock, if the asset sale or change of control provisions applicable to such capital stock are not materially more favorable taken as a whole to the holders of such capital stock than the provisions described under "-- Change of Control" and "-- Limitation on Sales of Assets and Subsidiary Stock."

     EBITDA for any period, means the sum of Consolidated Net Income, plus the following, to the extent deducted in calculating such Consolidated Net Income:

     1.  Consolidated Interest Expense;

     2. all income tax expense of Holdings and its consolidated Restricted Subsidiaries;

     3. depreciation expense of Holdings and its consolidated Restricted Subsidiaries;

     4. amortization expense of Holdings and its consolidated Restricted Subsidiaries, excluding amortization expense attributable to a prepaid cash item that was paid in a prior period;

     5. all other non-cash charges of Holdings and its consolidated Restricted Subsidiaries, excluding any such non-cash charge to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period; and

     6. any premium or penalty paid in connection with repurchasing, redeeming, retiring, defeasing or acquiring any Indebtedness prior to maturity, to the extent deducted in calculating Consolidated Net Income, in each case, for such period.

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary, shall be added to Consolidated Net Income to compute EBITDA only to the extent, and in the same proportion, that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income, and only if a corresponding amount would be permitted, at the date of determination, to be paid to Holdings in the form of a dividend by the Restricted Subsidiary without prior approval, that has not been obtained, pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders, without in any event giving effect to any restrictions or limitations permitted in the "-- Limitations on Restrictions on Distributions from Restricted Subsidiaries" covenant.

     Equity Offering means a public or private issuance by Holdings of its common stock for cash.

     GAAP means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

     1. the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

     2.  statements and pronouncements of the Financial Accounting Standards
         Board;

     3. such other statements by such other entity as approved by a significant segment of the accounting profession; and

     4. the rules and regulations of the Securities and Exchange Commission governing the inclusion of financial statements, including pro forma financial statements, in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Securities and Exchange Commission.

     Indebtedness means, with respect to any person on any date of determination, without duplication:

     1.  the principal in respect of:

          a.  indebtedness of such person for money borrowed; and

          b. indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable, including, in each case, any premium on such indebtedness, to the extent such premium has become due and payable;

     2. all capital lease obligations of such person, and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such person;

     3. all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement, but excluding trade accounts payable, arising in the ordinary course of business;

     4. all obligations of such person, for the reimbursement of any obligor, on any letter of credit, banker's acceptance or similar credit transaction, other than obligations with respect to letters of credit and other contingent liabilities, but only to the extent such contingent liabilities are not reflected as liabilities on the consolidated balance sheet of such person, securing obligations, other than obligations described in clauses (1) through (3) above, entered into in the ordinary course of business of such person, to the extent such letters of credit are not drawn upon, or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit;

     5. the amount of all obligations of such person with respect to the redemption, repayment, or other repurchase of any Disqualified Stock, or, with respect to any subsidiary of such person, the liquidation preference with respect to any preferred stock, but excluding, in each case, any accrued dividends;

     6. all obligations of the type referred to in clauses (1) through (5) above, of other persons, and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

     7. all obligations of the type referred to in clauses (1) through (6) above, of other persons, secured by any Lien on any property or asset of such person, whether or not such obligation is assumed by such person, the amount of such obligation being deemed to be the lesser of the value of such property or assets, or the amount of the obligation so secured; and

     8. to the extent not otherwise included in this definition, hedging obligations of such person.

     The amount of Indebtedness of any person at any date shall be the outstanding balance, at such date, of all unconditional obligations, as described above, or the accreted value of such Indebtedness in the case of Indebtedness issued with original issue discount and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     Indebtedness to Adjusted EBITDA Ratio as of any date of determination means the ratio of:

     -  Consolidated Indebtedness as of such date; to

     -  Adjusted EBITDA.

     Investment in any person means any direct or indirect advance, loan, other than advances to customers, lessees or licensees in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such person, or other extension of credit, including by way of guarantee or similar arrangement, or capital contribution by means of any transfer of cash or other property to others, or any payment for property or services for the account or use of others, or any purchase or acquisition of, capital stock, Indebtedness or other similar instruments issued by such person. For purposes of the definitions of "Unrestricted Subsidiary" and "Restricted Payment," and the "-- Limitation on Restricted Payments" covenant:

     1. Investment shall include the portion, proportionate to Holdings' equity interest in such subsidiary of the fair market value of the net assets of any of Holdings' subsidiaries at the time that such subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary of an amount, if positive, equal to:

          a. Holdings' Investment in such subsidiary at the time of such redesignation; less

          b. the portion, proportionate to Holdings' equity interest in such subsidiary, of the fair market value of the net assets of the subsidiary at the time the subsidiary is so re-designated a Restricted Subsidiary; and

     2. any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as the Board of Directors determines in good faith, and evidenced by a Board of Directors resolution.

     Issue Date means the date on which the notes are originally issued.

     Lien means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind, including any conditional sale or other title retention agreement, or lease in the nature thereof.

     Net Available Cash from an Asset Disposition means cash payments received, including any cash payments received by way of deferred payment of principal, pursuant to a note or installment receivable or otherwise and proceeds from the sale, or other disposition, of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person, of Indebtedness or other obligations relating to such properties or assets, or received in any other non-cash form, from such Asset Disposition, in each case net of:

     1. all legal, title, accounting, investment banking and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

     2. all payments made on any Indebtedness, which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon, or other security arrangement of any kind with respect to, such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

     3. all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Disposition;

     4. the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition, and retained by Holdings or any Restricted Subsidiary after such Asset Disposition; and

     5. any reserves established in respect of the sales price of such asset for post-closing adjustments, indemnification purposes or employee termination expenses.

     Net Cash Proceeds, with respect to any issuance or sale of capital stock, means the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, printing costs, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale, and net of taxes paid or payable as a result thereof.

     Non-Recourse Debt means Indebtedness:

     1.  as to which neither Holdings nor any Restricted Subsidiary:

          a. provides any guarantee or credit support of any kind, including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness; or

          b.  is directly or indirectly liable, as a guarantor or otherwise; and

     2. as to which no default, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit, upon notice, lapse of time or both, any holder of any other of Holdings' or any Restricted Subsidiary's Indebtedness, to declare a default under such other Indebtedness, or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     Permitted Acquisition Indebtedness means Indebtedness or acquired debt in aggregate principal amount not to exceed $50.0 million at any one time outstanding, incurred or assumed in connection with the acquisition of an entity that is engaged in a Permitted Business and that becomes a Restricted Subsidiary or the acquisition of any assets constituting a business or line of business, as determined by the Board of Directors, that is a Permitted Business or incurred by such entity or the owner of such assets and outstanding on the date of such acquisition.

     Permitted Business means any business Holdings and its Restricted Subsidiaries conducted on the Issue Date and any other business related, ancillary or complementary to any such business.

     Permitted Holders means any or all of Stephen H. Clark, David P. Tomick, Joe L. Finley, Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P., their respective general partners, employees of Welsh, Carson, Anderson & Stowe, CIBC WG Argosy Merchant Fund 2, L.L.C., Co-Investment Merchant Fund 3, LLC, Caravelle Investment Fund L.L.C., Tower Parent Corp., Whitney Equity Partners, L.P., J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., J.H. Whitney Mezzanine Fund, L.P., Waller-Sutton Media Partners, L.P., Kitty Hawk Capital Limited Partnership, III, Kitty Hawk Capital Limited Partnership, IV, Eagle Creek Capital, L.L.C., The North Carolina Enterprise Fund, L.P., Finley Family Limited Partnership, and their respective Affiliates.

     Permitted Investment means any of Holdings' or a Restricted Subsidiary's Investment in:

      1. Holdings, a Restricted Subsidiary, or a person which will, upon the making of such Investment, become a Restricted Subsidiary;

      2. another person if, as a result of such Investment, such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Holdings or a Restricted Subsidiary; provided, however, that such person's primary business is a Permitted Business;

      3.  Temporary Cash Investments;

      4. receivables owing to Holdings or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include concessionary trade terms which Holdings or any such Restricted Subsidiary deems reasonable under the circumstances;

      5. payroll, travel and similar advances to cover matters that are expected, at the time of such advances, ultimately to be treated as expenses for accounting purposes, and that are made in the ordinary course of business;

      6. loans or advances to employees made in the ordinary course of business, consistent with the past practices of Holdings or such Restricted Subsidiary, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time;

      7. stock, obligations, or securities, received in settlement of debts created in the ordinary course of business and owing to Holdings or any Restricted Subsidiary, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

      8. any person, to the extent such investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock";

      9. Holdings' or any Restricted Subsidiary's capital stock, purchased, redeemed or otherwise acquired or retired for value from members of Holdings' management or employees, but in any event not to exceed $2.0 million in the aggregate in any twelve-month period;

     10. other Investments in Permitted Businesses not to exceed, at any one time outstanding, the sum of $10.0 million and 10% of Holdings' Consolidated Tangible Assets;

     11. any interest rate protection agreement or currency exchange protection agreement;

     12. any acquisition of assets, to the extent the consideration therefor consists of Holdings' capital stock, other than Disqualified Stock;

     13. prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

     14. deposits of proceeds from Asset Dispositions with a qualified intermediary, qualified trustee or similar person for purposes of facilitating a like-kind exchange made in accordance with the applicable provisions of the Internal Revenue Code; provided, however, that the making of any Permitted Investment pursuant to this clause
          (14) will not in any manner violate the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock";

     15. Investments in an amount not to exceed the Net Cash Proceeds or Qualified Proceeds of the issuance or sale, other than to a subsidiary of Holdings, of Capital Stock of Holdings, other than Disqualified Stock, to the extent that such Net Cash Proceeds or Qualified Proceeds have not been applied to make a Restricted Payment or to effect other transactions pursuant to the covenant "-- Certain
          Covenants -- Limitation on Restricted Payments" or to the extent such Net Cash Proceeds or Qualified Proceeds have not been used to Incur Indebtedness; and

     16. Other Investments not to exceed, at any one time outstanding, $75.0 million.

     Permitted Liens means, with respect to any person:

      1. pledges or deposits by such person, under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts, other than for the payment of Indebtedness, or leases to which such person is a party, or deposits to secure public or statutory obligations of such person, or deposits or cash or United States government bonds to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import duties, or for the payment of rent, in each case incurred in the ordinary course of business;

      2. Liens imposed by law, such as carriers', warehousemen's, landlords' and mechanics' Liens, in each case for sums not yet due, or being contested in good faith by appropriate proceedings, or judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated, or the period within which such proceedings may be initiated shall not have expired;

      3. Liens for property taxes not yet subject to penalties for non-payment, or which are being contested in good faith by appropriate proceedings;

      4. Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of, and for the account of, such person in the ordinary course of its business;

      5. survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, or Liens incidental to the conduct of the business of such person, or to the ownership of its properties, which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such person;

      6. Liens securing hedging obligations, so long as the related Indebtedness is, and the indenture permits it to be, secured by a Lien on the same property securing such hedging obligations;

      7. leases and subleases of real property which do not interfere with Holdings' or any of its Restricted Subsidiaries' ordinary conduct of business and Liens securing the obligations, other than Indebtedness, of Holdings or any of its Restricted Subsidiaries under any such leases and subleases of real property;

      8. Liens existing as of the date on which the notes are originally issued, and Liens which the indenture created;

      9. Liens created solely for the purpose of securing the payment of all, or a part of, the purchase price of assets or property acquired or constructed in the ordinary course of business, after the date on which the notes are originally issued; provided, however, that:

           a. the Indebtedness secured by such Liens is Indebtedness which the indenture otherwise permits to be incurred; and

           b. such Liens shall not encumber any other of Holdings' or any of its Restricted Subsidiaries' assets or property;

     10. Liens on a Restricted Subsidiary's assets or property, existing at the time such Restricted Subsidiary became a Holdings Subsidiary, and not incurred as a result of, in connection with, or in anticipation of such Restricted Subsidiary becoming a Holdings subsidiary; provided, however, that:

           a. any such Lien does not by its terms cover any property or assets after the time such Restricted Subsidiary becomes a subsidiary, which were not covered immediately prior to such transaction;

           b. the Indebtedness secured by such Liens is Indebtedness which the indenture otherwise permits to be incurred; and

           c. such Liens do not extend to or cover any other property or assets of Holdings or any of its Restricted Subsidiaries;

     11. Liens securing Indebtedness outstanding under a Credit Facility and any other Liens securing Indebtedness permitted under the indenture to be incurred by a Restricted Subsidiary;

     12. Liens extending, renewing or replacing, in whole or in part, a Lien the indenture permits; provided, however, that:

           a. such Liens do not extend beyond the property subject to the existing Lien, and improvements and construction on such property; and

           b. the Indebtedness the Lien secures may not exceed the Indebtedness the existing Lien secured at the time;

     13. Liens incurred in the ordinary course of business, by Holdings or any Restricted Subsidiary of Holdings, with respect to obligations that do not exceed $25.0 million at any one time outstanding, and that:

           a. are not incurred in connection with the borrowing of money or the obtaining of advances of credit, other than trade credit in the ordinary course of business; and

           b. do not, in the aggregate, materially detract from the value of the property, or materially impair the use thereof in the operation of business by Holdings or such Restricted Subsidiary;

     14.  Liens in favor of Holdings or a Restricted Subsidiary of Holdings;

     15. any interest in or title of a lessor to any property subject to a capital lease obligation the indenture permits to be incurred;

     16.  Liens on Unrestricted Subsidiaries' capital stock;

     17. the Liens granted pursuant to the terms of the Security and Subordination Agreement, as amended, modified or supplemented from time to time, entered into pursuant to the terms of the Agreement and Plan of Merger, dated as of February 10, 1999, among Holdings, SpectraSite Communications Inc., SHI Merger Sub, Inc., Nextel and certain of its subsidiaries;

     18. Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or other financial institution;

     19. Liens on property subject to capital leases to the extent the related capitalized lease obligation is permitted to be Incurred under the "-- Limitation on Indebtedness" and "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" covenants;

     20. Liens on property of the Issuer or a Restricted Subsidiary at the time the Issuer or Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition, provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary; and

     21. Liens on government securities that secure Indebtedness, to the extent that such government securities are purchased with the proceeds of such Indebtedness.

     Principal of a note means the principal of the note plus the premium, if any, payable on the note, which is due or overdue or is to become due at the relevant time.

     Qualified Proceeds means assets that are used or useful in, or capital stock of any person engaged in, a Permitted Business.

     Refinancing Indebtedness means Indebtedness that refinances any of Holdings' or any Restricted Subsidiary's Indebtedness existing on the date of the indenture, or incurred in compliance with the indenture, including any of Holdings' Indebtedness that refinances any Restricted Subsidiary's Indebtedness, and any Restricted Subsidiary's Indebtedness that refinances another Restricted Subsidiary's Indebtedness, including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

     1. the Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of the Stated Maturity of the notes and the Stated Maturity of the Indebtedness being refinanced;

     2. the Refinancing Indebtedness has an Average Life, at the time such Refinancing Indebtedness is incurred, that is equal to or greater than the lesser of the Average Life of the Indebtedness being refinanced and the Average Life of the notes; and

     3. such Refinancing Indebtedness is incurred in an aggregate principal amount, or if issued with original issue discount, an aggregate issue price, that is equal to or less than the sum of the aggregate principal amount, or if issued with original issue discount, the aggregate accreted value, then outstanding or committed, plus fees and expenses, including any premium and defeasance costs, under the Indebtedness being refinanced; provided, however, that Refinancing Indebtedness shall not include:

          a. any of a subsidiary's Indebtedness that refinances any of Holdings Indebtedness; or

          b. any of Holdings' or a subsidiary's Indebtedness that refinances an Unrestricted Subsidiary's Indebtedness.

     Restricted Payment with respect to any Person means:

     1. the declaration or payment of any dividends or any other distributions of any sort in respect of its capital stock, or similar payment to the direct or indirect holders of its capital stock, other than (a) dividends or distributions payable solely in its capital stock, other than Disqualified Stock, (b) dividends or distributions payable solely to Holdings or a Restricted Subsidiary, and (c) pro rata dividends or other distributions, made by a subsidiary that is not a Wholly Owned Subsidiary of Holdings, to minority stockholders, or owners of an equivalent interest, in the case of a subsidiary that is an entity other than a corporation;

     2. the purchase, redemption or other acquisition or retirement for value of any of Holdings' capital stock held by any person, or of any of a Restricted Subsidiary's capital stock held by any person, other than Holdings or a Restricted Subsidiary, other than the exercise by Holdings of any option to convert or exchange any capital stock into Indebtedness so long as such Indebtedness is permitted to be incurred as of the date of such exercise under the indenture, and other than as permitted by clause (9) of the definition of Permitted Investments;

     3. the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of, any Subordinated Obligations, other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition; or

     4. the making of any Investment in any person, other than a Permitted Investment.

     Restricted Subsidiary means any subsidiary of Holdings that is not an Unrestricted Subsidiary.
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

     Sale/Leaseback Transaction means an arrangement relating to property now owned or hereafter acquired, whereby Holdings or a Restricted Subsidiary transfers such property to a person, and Holdings or a Restricted Subsidiary leases it from such person.

     Secured Indebtedness means any of Holdings' Indebtedness secured by a Lien.

     Senior Indebtedness means:

     1. any of Holdings' Indebtedness, whether outstanding on the Issue Date or thereafter incurred; and

     2. accrued and unpaid interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Holdings, to the extent post-filing interest is allowed in such proceeding, in respect of:

          a.  Indebtedness for money Holdings borrowed; and

          b. Indebtedness evidenced by notes, debentures, bonds or other similar instruments which Holdings is responsible or liable to make payment for,

unless, in the case of clauses (1) and (2) above, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the notes.

     Senior Indebtedness shall not include:

     -  any obligation Holdings has to any subsidiary;

     - any liability for federal, state, local or other taxes Holdings owed or owes;

     - any accounts payable or other liability to trade creditors arising in the ordinary course of business, including guarantees thereof or instruments evidencing such liabilities;

     - any of Holdings' Indebtedness, and any accrued and unpaid interest in respect thereof, which is subordinate or junior in any respect to any other of Holdings' Indebtedness or other obligation; or

     - that portion of any Indebtedness which, at the time of incurrence, is incurred in violation of the indenture.

     Significant Subsidiary means any Restricted Subsidiary that would be a Significant Subsidiary of Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

     Site Management Contract means any agreement pursuant to which Holdings, or any of its Restricted Subsidiaries, has the right to substantially control Tower Assets and the revenues derived from the rental or use thereof.

     Stated Maturity means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but excluding any provision providing for the repurchase of such security at the holder's option upon the happening of any contingency beyond Holdings' control, unless such contingency has occurred.

     Subordinated Obligation means any of Holdings' Indebtedness, whether outstanding on the Issue Date or thereafter incurred, which is subordinate or junior in right of payment to the notes pursuant to a written agreement.

     Temporary Cash Investments means any of the following:

     1. any investment in direct obligations of the United States of America or any agency thereof, or obligations guaranteed by the United States of America or any agency thereof;

     2. investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof, issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, having capital, surplus and undivided profits aggregating in excess of $500.0 million, or the foreign currency equivalent thereof, and whose long-term debt is rated A, or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization, as defined in Rule 436 under the Securities Act, or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

     3. repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above, entered into with a bank, meeting the qualifications described in clause (2) above;

     4. investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation, other than a Holdings Affiliate, organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America, with a rating at the time of investment of at least P-1 according to Moody's Investors Service, Inc. or at least A-1 according to Standard & Poor's Ratings Group; and

     5. investments in securities with maturities of one year or less from the date of acquisition, issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by Standard & Poor's Ratings Group or A by Moody's Investors Service, Inc.

     The Trust Indenture Act means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

     Tower Asset Exchange means any transaction in which Holdings or a Restricted Subsidiary exchanges assets for Tower Assets, or Tower Assets and cash or cash equivalents, where the fair market value, (evidenced by a Board of Directors resolution), of the Tower Assets and cash or cash equivalents which Holdings and its Restricted Subsidiaries received in such exchange, is at least equal to the fair market value of the assets disposed in such exchange.

     Tower Assets means communication transmission towers and related assets that are located on the site of a transmission tower.

     Tower EBITDA means, for any period, the EBITDA of Holdings and its Restricted Subsidiaries for such period that is directly attributable to site rental revenue or license or management fees, paid to manage, lease or sublease space on communication sites owned, leased or managed by Holdings (collectively, site leasing revenues), all determined on a consolidated basis and in accordance with GAAP. Tower EBITDA will not include revenue derived from the sale of assets. In allocating corporate, general, administrative and other operating expenses that are not allocated to any particular line of business in Holdings' financial statements, such expenses shall be allocated to Holdings' site leasing business in proportion to the percentage of Holdings' total revenues, for the applicable period, that were site leasing revenues.

     Unrestricted Subsidiary means:

     1. SpectraSite International, Inc. and any other Holdings subsidiary that, at the time of determination, shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

     2.  any subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Holdings subsidiary, including any newly acquired or newly formed Holdings subsidiary, to be an Unrestricted Subsidiary unless such subsidiary, or any of its subsidiaries, owns any capital stock or Indebtedness of, or owns or holds any Lien on any property of, Holdings or any other Holdings Restricted Subsidiary, that is not a subsidiary of the subsidiary to be so designated; provided, however, that either:

          a. the subsidiary designated as an Unrestricted Subsidiary has total consolidated assets of $1,000 or less; or

          b. if such subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under "-- Limitation on Restricted Payments."

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

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, as long as:

     - immediately after giving effect to such designation no default shall have occurred and be continuing; and

     - such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the indenture.

     Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board of Directors resolution giving effect to such designation, and an officer's certificate certifying that such designation complied with the foregoing provisions.

     U.S. Government Obligations means direct obligations, or certificates representing an ownership interest in such obligations, of the United States of America, including any agency or instrumentality of the United States, for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at Holdings' option.

     Voting Stock of a person means all classes of capital stock or other interests, including partnership interests, of such person then outstanding and normally entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers, or trustee thereof.

     Wholly Owned Subsidiary means a Restricted Subsidiary of Holdings, of which Holdings, or another Wholly Owned Subsidiary, owns all the capital stock, other than directors' qualifying shares, of such Restricted Subsidiary.

BOOK-ENTRY; DELIVERY AND FORM

     Registered notes initially will be represented by one or more notes in registered, global form without interest coupons. The registered global notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

     Except as set forth below, the registered global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the registered global notes may not be exchanged for registered new notes in certificated form except in the limited circumstances described below. See "-- Exchange of Book-Entry Notes for Certificated Notes." In addition, transfer of beneficial interests in the registered global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream, Luxembourg), which may change from time to time.

DEPOSITORY PROCEDURES

     DTC has advised SpectraSite that DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between the participants through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants.

     DTC has also advised SpectraSite that pursuant to procedures established by it, (i) upon deposit of the registered global notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the registered global notes and (ii) ownership of such interests in the registered global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the registered global notes).

     Investors in the registered global notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream, Luxembourg) which are participants in such system. Investors in the Regulation S global note must initially hold their interests therein through Euroclear or Clearstream, Luxembourg, if they are accountholders in such systems, or indirectly through organizations which are accountholders in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S global note through organizations other than Euroclear and Clearstream, Luxembourg that are participants in the DTC system. Euroclear and Clearstream, Luxembourg will hold interests in the Regulation S global note on behalf of their participants through their respective depositories, which in turn will hold such interests in the Regulation S global note customers' securities accounts in their respective names on the books of DTC. The Chase Manhattan Bank, Brussels office, will initially act as depository for Euroclear, and Citibank, N.A., will initially act as depository for Clearstream, Luxembourg. All interests in a registered global note, including those held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg may also be subject to the procedures and requirements of such system.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a registered global note to such persons may be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants and certain banks, the ability of a person having beneficial interests in a registered global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE REGISTERED GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURES FOR ANY PURPOSE.

     Payments in respect of the principal of (and premium, if any) and interest on a registered global note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the indentures. Under the terms of the indentures, Holdings and United States Trust Company of New York, as trustee, will treat the persons in whose names the notes, including the registered global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of Holdings, the trustee, nor any agent of Holdings or the trustee has or will have any responsibility or liability for
(i) any aspect or accuracy of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership or (ii) any other matter relating to the actions and practices of DTC or any of the participants or the indirect participants.

     DTC has advised SpectraSite that its current practice, upon receipt of any payment in respect of securities such as the new notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee or SpectraSite. Neither SpectraSite nor the trustee will be liable for any delay by DTC or any of the participants in identifying the beneficial owners of the new notes, and SpectraSite and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the registered global notes for all purposes.

     Except for trades involving only Euroclear and Clearstream, Luxembourg participants, interests in the registered global notes will trade in DTC's same-day funds settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the participants.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds. Transfers between account holders in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the new notes described herein, cross-market transfers between the account holders in DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream, Luxembourg account holders, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant registered global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream, Luxembourg account holders may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

     Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg account holder purchasing an interest in a registered global note from an account holder in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a registered global note by or through a Euroclear or Clearstream, Luxembourg account holder to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC's settlement date.

     DTC has advised SpectraSite that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more participants to whose account with DTC interests in the registered global notes are credited and only in respect of such portion of the aggregate principal amount at maturity of the new notes as to which such participant or participants has or have given such direction. However, if any of the events described under "-- Exchange of Book Entry Notes for Certificated Notes" occurs, DTC reserves the right to exchange the registered global notes for registered new notes in certificated form and to distribute such registered new notes to its participants.

     The information in the section concerning DTC, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that SpectraSite believes to be reliable, but SpectraSite takes no responsibility for the accuracy thereof.

     Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the registered global note among account holders in DTC and account holders of Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of SpectraSite or the trustee, nor any agent of SpectraSite or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants, indirect participants or account holders of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     The registered global notes are exchangeable for definitive notes in registered certificated form if (i) DTC (x) notifies SpectraSite that it is unwilling or unable to continue as depository for the registered global notes and SpectraSite thereupon fails to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) SpectraSite, at its option, notifies the trustee in writing that it elects to cause the issuance of the registered new notes in certificated form or (iii) there shall have occurred and be continuing a default or an event of default with respect to the new notes. In all cases, registered certificated new notes delivered in exchange for any registered global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

GENERAL

     The following is a summary of the material United States federal income, estate and gift tax consequences of the purchase, ownership and disposition of the new notes, but is not purported to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. There can be no assurance that the Internal Revenue Service will not take views contrary to those summarized below, and no ruling from the Internal Revenue Service has been or will be sought by us. Unless otherwise specifically noted, this summary applies only to those persons that purchased the new notes for cash and hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code. We intend to treat the new notes as indebtedness for United States federal income tax purposes, and the following discussion assumes that such treatment will be respected.

     THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS THE TAX CONSEQUENCES TO TAXPAYERS WHO ARE SUBJECT TO SPECIAL RULES, SUCH AS FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, S CORPORATIONS, REGULATED INVESTMENT COMPANIES, REAL ESTATE INVESTMENT TRUSTS, BROKER-DEALERS, TAXPAYERS SUBJECT TO THE ALTERNATIVE MINIMUM TAX, HOLDERS WHOSE FUNCTIONAL CURRENCY IS NOT THE U.S. DOLLAR AND PERSONS THAT WILL HOLD THE NEW NOTES AS PART OF A POSITION IN A STRADDLE OR AS PART OF A CONSTRUCTIVE SALE OR A HEDGING, CONVERSION OR OTHER INTEGRATED TRANSACTION, OR ADDRESS ASPECTS OF UNITED STATES FEDERAL TAXATION THAT MIGHT BE RELEVANT TO A PROSPECTIVE INVESTOR BASED UPON SUCH INVESTOR'S PARTICULAR TAX SITUATION. THIS SUMMARY DOES NOT ADDRESS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NEW NOTES, INCLUDING YOUR STATUS AS A U.S. HOLDER OR A NON-U.S. HOLDER (AS DEFINED BELOW), AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION.

     A U.S. Holder means a beneficial owner of a new note that, for United States federal income tax purposes, is:

       (i)  a citizen or individual resident, as defined in Section
            7701(b) of the Internal Revenue Code, of the United States;
      (ii) a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized under the laws of the United States, any State thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise);
     (iii) an estate, the income of which is subject to United States federal income tax without regard to its source; or
      (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. Holders prior to such date, may elect to continue to be treated as U.S. Holders. A Non-U.S. Holder means a beneficial owner of a new note that is not a U.S. Holder.

     If a partnership holds a new note, the tax treatment of the partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding new notes should consult their tax advisors regarding the United States federal tax consequences of purchasing, owning and disposing of the new notes.

EFFECT OF EXCHANGE OF OUTSTANDING NOTES FOR REGISTERED NOTES

     The exchange of outstanding notes for registered notes under the registered exchange offer will not be treated as an exchange for United States federal income tax purposes because the registered notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, the registered notes received by a holder will be treated as a continuation of the outstanding notes in the hands of such holder. As a result, holders will not recognize any taxable gain or loss or any interest income as a result of exchanging outstanding notes for registered notes under the exchange offer, the holding period of the registered notes will include the holding period of the outstanding notes, and the basis of the registered notes will equal the basis of the outstanding notes immediately before the exchange.

U.S. HOLDERS

     Original Issue Discount. Because the new notes are being issued at a discount from their stated redemption price at maturity, they will have original issue discount for United States federal income tax purposes and, subject to the discussion regarding de minimis original issue discount below, each holder will be required to include in income (regardless of whether such holder is a cash or accrual basis taxpayer) in each taxable year, in advance of the receipt of corresponding cash payments on such notes, that portion of the original issue discount, computed on a constant yield basis as described below, attributable to each day during such year on which the holder held the notes. The amount of original issue discount generally will equal the excess of a new note's stated redemption price at maturity over its issue price. A new note's issue price will be the first price at which a substantial amount of the new notes is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters or wholesalers. A new note's stated redemption price at maturity will be the sum of all cash payments to be made on such note, whether denominated as principal or interest, other than payments of qualified stated interest. Qualified stated interest is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments. Accordingly, cash payments on the new notes will constitute qualified stated interest, and each new note will bear original issue discount in an amount equal to the excess of its principal amount over its issue price.

     A U.S. Holder of a note will be required to include original issue discount in gross income (as ordinary interest income) periodically over the term of the new note before receipt of the cash or other payment attributable to such income, regardless of such holder's method of tax accounting. The amount to be included for any taxable year is the sum of the daily portions of original issue discount with respect to the new note for each day during the taxable year or portion of a taxable year during which such holder holds such new note. However, if the amount of original issue discount determined as described above is de minimis original issue discount then the notes will be treated as if there is no original issue discount. The notes will have de minimis original issue discount if the total amount thereof is less than the product of (a) 0.25% (b) the number of full years from the issue date to the maturity date of the note and (c) the stated redemption price at maturity. Holders of notes issued with de minimis original issue discount generally must include the de minimis original issue discount in income at the time payments (other than qualified stated interest) on the notes are made in proportion to the amount paid. Any amount of de minimis original issue discount included in income will generally be treated as capital gain.

     The daily portion is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to such new note's adjusted issue price at the beginning of the accrual period multiplied by its yield to maturity. For purposes of computing original issue discount, we will use six-month accrual periods that end on the days in the calendar year corresponding to the maturity date of the new notes and the date six months prior to such maturity date, with the exception of an initial short accrual period. A U.S. Holder is permitted to use different accrual periods; provided, however, that each accrual period is no longer than one year, and each scheduled payment of interest or principal occurs on either the first or last day of an accrual period. The adjusted issue price of a new note at the beginning of any accrual period is its issue price increased by the aggregate amount of original issue discount previously includible in the gross income of the holder (disregarding any reduction on account of any acquisition premium, described below) and decreased by any payments of non-qualified stated interest previously made on the new note. A new note's yield to maturity is the discount rate that, when used in computing the present value of all payments of principal and interest to be made thereon, produces an amount equal to the issue price of such new note.

     Under these rules, U.S. Holders are required to include in gross income increasingly greater amounts of original issue discount in each successive accrual period. A holder's tax basis in the notes will be increased by any amounts of original issue discount included in income by such holder, and will be decreased by any payments received by such holder with respect to the notes, other than payments of qualified stated interest. The amount of original issue discount allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of original issue discount allocable to the final accrual period at maturity of the note will be the difference between
(i) the amount payable at maturity of the note, and (ii) the note's adjusted issue price as of the beginning of the final accrual period. Any payments of non-qualified stated interest on a new note will not be separately included in income, but rather will be treated first as payments of previously accrued and unpaid original issue discount and then as payments of principal. Consequently, such payments will reduce a U.S. Holder's basis in such new note, as described below under "-- U.S. Holders -- Sale, Exchange or Redemption of the new notes." Payments of qualified stated interest on the new notes will generally be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued, in accordance with such holder's regular method of accounting.

     We do not intend to treat the possibility of:

        (i) an optional redemption, as described under "Description of new notes -- Redemption;"
       (ii) a repurchase pursuant to a Change in Control, as described under "Description of new notes -- Change of Control;" and
      (iii) the additional interest that will accrue on the new notes as a result of our failure to cause the new notes to be registered under the Securities Act, as described under "Description of new notes -- Registration Rights"

as affecting the determination of the yield to maturity of the new notes, or as giving rise to any additional accrual of original issue discount or recognition of ordinary income upon the redemption, sale or exchange of a new note. In the unlikely event that the interest rate on the new notes is increased, then such increased interest may be treated as increasing the amount of original issue discount on the new notes.

     We will provide certain information to the Internal Revenue Service, and will furnish annually to record U.S. Holders of the new notes, information with respect to the original issue discount accruing during the taxable year at issue. This information is based on the adjusted issue price of the new notes as if the U.S. Holder were the original holder of the instrument who purchased it at the original purchase price.

     Acquisition Premium. A U.S. Holder that purchases a new note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all such note amounts payable on such note after the purchase date (other than payments of qualified stated interest) will be considered to have purchased such new note at an acquisition premium. Under the acquisition premium rules of the Internal Revenue Code and the Treasury Regulations thereunder, the daily portion of original issue discount which such holder must include in its gross income with respect to such note for any taxable year will be reduced by an amount equal to the original issue discount multiplied by a fraction, the numerator of which is the amount of such acquisition premium and the denominator of which is the original issue discount remaining for the period from the date the note was purchased to its maturity date. The information that we report to the record holders of the new notes on an annual basis will not account for an offset against original issue discount for any portion of any acquisition premium. Accordingly, each U.S. Holder should consult its tax advisor as to the determination of the acquisition premium amount and the resulting adjustments to the amount of reportable original issue discount.

     Acquisition Bond Premium. A U.S. Holder that purchases a new note for an amount in excess of its stated redemption price at maturity will be considered to have purchased such new note at a premium and may elect to amortize such premium, using a constant yield method, over the remaining term of such new note, or, if a smaller amortization allowance would result, by computing such allowance with reference to the amount payable on an earlier call date and amortizing such allowance over the shorter period to such call date. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from such new note. A note holder that elects to amortize such premium must reduce its tax basis in the note by the amount of the premium amortized during its holding period. Bond premium on a new note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of such new note. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     Market Discount. If a U.S. Holder purchases a new note, subsequent to its original issuance, for an amount that is less than its revised issue price as of the purchase date, the amount of the difference generally will be treated as market discount, unless such difference is less than a specified de minimis amount. The Internal Revenue Code provides that the revised issue price of a new note equals its issue price plus the amount of original issue discount includible in the income of all holders for periods prior to the purchase date, disregarding any deduction for acquisition premium, reduced by the amount of all prior cash payments of non-qualified stated interest, on such new note.

     The U.S. Holder will be required to treat any principal payment on, or any gain recognized on the sale, exchange, redemption, retirement or other disposition of, such a new note, as ordinary income to the extent of any accrued market discount that has not previously been included in income and treated as having accrued on such new note at the time of such payment or disposition. If a U.S. Holder disposes of such new note in a nontaxable transaction (other than as provided in Sections 1276(c) and (d) of the Internal Revenue Code), such holder must include as ordinary income the accrued market discount as if such holder had disposed of such new note in a taxable transaction at the note's fair market value. In addition, the U.S. Holder may be required to defer, until the maturity date of a new note or its earlier disposition (including a nontaxable transaction other than as provided in Sections 1276(c) and (d)), the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such new note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of a new note, unless the U.S. Holder elects to accrue market discount on a constant interest method. A U.S. Holder may elect to include market discount in income currently as it accrues, under either the ratable or constant interest method. This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If the U.S. Holder makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such instruments, and with respect to the deferral of interest deductions on debt incurred or continued to purchase or carry such debt instruments, would not apply.

     Election to Treat All Interest as Original Issue Discount. A U.S. Holder may elect, subject to certain limitations, to include all interest that accrues on a new note in gross income on a constant yield basis. For purposes of this election, interest includes stated interest, original issue discount, market discount, de minimis original issue discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules and limitations apply to taxpayers who make this election; therefore, U.S. Holders should consult their tax advisors as to whether they should make this election.

     The AHYDO Rule. The new notes will constitute applicable high yield discount obligations, also referred to as AHYDOs, if:

      (i) their yield to maturity is equal to or greater than the sum of the relevant applicable federal rate for the month in which the new notes are issued, plus 5 percentage points;
           and
     (ii)  they bear significant original issue discount.

     For December, 2000, the long-term applicable federal rate is 5.89%, based on semi-annual compounding.

     The new notes will bear significant original issued discount for this purpose if, as of the close of any accrual period ending more than five years after issuance, the total amount of income includible by holders with respect thereto exceeds the sum of:

     - the total amount of stated interest paid on the new notes before the close of such accrual period; and

     - the product of the issue price of the new notes and their yield to maturity.

     If the new notes constitute AHYDOs, then pursuant to Sections 163(e) and 163(i) of the Internal Revenue Code, we will not be entitled to deduct original issue discount that accrues with respect thereto until amounts attributable to such original issue discount are paid in cash.

     Furthermore, to the extent that the yield to maturity of the new notes exceeds the sum of the relevant applicable federal rate for the month in which they are issued plus 6 percentage points (the Excess Yield), we will be permanently prohibited from deducting a portion of the original issue discount accruing on the new notes. Instead, this disqualified portion will be characterized as a nondeductible dividend paid by us and will be treated as a dividend distribution, to the extent of available current and accumulated earnings and profits, solely for purposes of the dividend received deduction of Sections 243, 246 and 246A of the Internal Revenue Code with respect to holders that are U.S. corporations. The disqualified portion for any accrual period will equal the product of:

     - a percentage determined by dividing the Excess Yield by the yield to maturity; and

     -  the original issue discount for the accrual period at issue.

Subject to otherwise applicable limitations, a corporate U.S. Holder will be entitled to a dividend received deduction with respect to the disqualified portion of the accrued original issue discount if we have sufficient current or accumulated earnings and profits. To the extent that our earnings and profits are insufficient, any portion of the original issue discount that otherwise would have been recharacterized as a dividend for purposes of the dividend received deduction will continue to be treated as ordinary original issue discount income in accordance with the rules described above under "Original Issue Discount."

     Sale, Exchange or Redemption of the new notes. Generally, a sale, exchange, redemption or other disposition of the new notes will result in taxable gain or loss equal to the difference between the amount of cash plus the fair market value of other property received (other than amounts representing accrued and unpaid interest, which are taxed as interest income described above) and the U.S. Holder's adjusted tax basis in the new notes. A U.S. Holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a new note will initially equal the cost of such new note to such holder and will be increased by:

     - any amounts included in income as original issue discount by such holder; and

     -  any market discount previously included in income by such holder,

and decreased by:

     - any principal and non-qualified stated interest payments received by such holder; and

     -  any amortized premium previously deducted from income by such holder.

     Except as described above with respect to market discount, such gain or loss will be capital gain or loss. Capital gain or loss will be long-term gain or loss if the new note is held by the U.S. Holder for more than one year, otherwise such gain or loss will be short-term.

     U.S. Holders that are corporations generally will be taxed on net capital gains at a maximum rate of 35%. In contrast, non-corporate U.S. Holders (including individuals) generally will be taxed on net short-term capital gains at a maximum rate of 39.6% for property held for 12 months or less, and 20% for net long-term capital gains. Special rules, and generally lower maximum rates, apply to non-corporate U.S. Holders in lower tax brackets and to individuals who have held, for more than 5 years, capital assets acquired or deemed to have been acquired after December 31, 2000. Any capital losses realized by a U.S. Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a U.S. Holder that is an individual generally may be used only to offset capital gains plus $3,000 of other income per year.

NON-U.S. HOLDERS

     Interest. Under current United States federal income tax law, and subject to the discussion of backup withholding below, interest, including original issue discount, paid on the new notes to a Non-U.S. Holder will not be subject to the normal 30% United States federal withholding tax if:

      (i) the interest is effectively connected with the conduct of a trade or business in the United States by the Non-U.S.
           Holder or of a partnership, trust or estate in which such Non-U.S. Holder is a partner or beneficiary, we or our paying agent receive a timely furnished and properly completed Internal Revenue Service Form W-8ECI, or any successor form, duly executed under penalties of perjury; or
     (ii) all of the following conditions of the portfolio interest exception are met:

          (A) the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

          (B) the Non-U.S. Holder is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership,

          (C) the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, and

          (D) either (1) the Non-U.S. Holder timely certifies to us or our paying agent, under penalties of perjury, that such holder is a Non-U.S. Holder and provides its name and address; or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the new notes in such capacity timely certifies to us or our paying agent, under penalties of perjury, that such statement has been received from the beneficial owner of the new notes by such organization, or by any other financial institution between such organization and the beneficial owner, and furnishes us or our paying agent with a copy thereof. The foregoing certification may be provided by the Non-U.S. Holder on a properly completed Internal Revenue Service Form W-8BEN or W-8IMY, as applicable, or any successor forms, duly executed under penalties of perjury. Such certificate is effective with respect to payments of interest, including original issue discount, made after the issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years.

     If interest paid on the new notes, including original issue discount, is effectively connected with the conduct, by the Non-U.S. Holder or a partnership, trust or estate in which such Non-U.S. Holder is a partner or beneficiary, of a business within the United States, and if a tax treaty applies, is attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder, then such interest will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to U.S. Holders in essentially the same manner as notes held by U.S. Holders as discussed above, but would be exempt from withholding tax if certification requirements are met. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

     If the interest on the new notes is not effectively connected with the conduct of a trade or business within the United States and does not qualify for the portfolio interest exception described above, then the interest will be subject to United States federal withholding tax at a flat rate of 30% or a lower applicable income tax treaty rate upon timely delivery of a properly completed Internal Revenue Service

Form W-8BEN, or any successor form, duly executed under penalties of perjury, to us or our paying agent certifying eligibility for the lower treaty rate.

     On October 14, 1997, final regulations were published that govern information reporting and certification procedures regarding withholding and backup withholding on certain amounts paid to Non-U.S. Holders. The 1997 regulations are effective for payments made after December 31, 2000, regardless of the issue date of the instrument with respect to which such payments are made, subject to certain transition rules. The 1997 regulations provide documentation procedures designed to simplify compliance by withholding agents. They generally do not alter the treatment of Non-U.S. Holders, described above, but change certification procedures and forms and clarify and modify payor reliance standards. For purposes of the certification requirements, the 1997 regulations generally treat as the beneficial owners of payments on the new notes those persons that, under United States federal income tax principles, are the taxpayers with respect to such payments, rather than persons such as nominees or agents legally entitled to such payments. In the case of payments to an entity classified as a foreign partnership under United States federal income tax principles, the partners, rather than the partnership, generally must provide the required certifications to qualify for the withholding tax exemption described above, unless the partnership has entered into a special agreement with the Internal Revenue Service. In contrast, a payment to a United States partnership is treated for these purposes as payment to a U.S. Holder, even if the partnership has one or more foreign partners. The discussion under this heading and under "-- Backup Withholding Tax and Information Reporting," below, is not intended to be a complete discussion of the provisions of the 1997 regulations. We urge you to consult your own tax advisor concerning the tax consequences of your proposed investment in light of the 1997 regulations.

     Gain on Sale or Other Disposition. A Non-U.S. Holder generally will not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of the new notes (other than amounts attributable to accrued but unpaid qualified stated interest or original issue discount, which may be subject to the rules described above regarding interest), unless:

     (a) the gain is effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder or of a partnership, trust or estate in which such Non-U.S. Holder is a partner or beneficiary and the Non-U.S. Holder cannot claim an exemption under an applicable income tax treaty; or

     (b)  the Non-U.S. Holder is an individual that:

       (i) is present in the United States for 183 days or more in the taxable year of the sale or other disposition, and
      (ii) either (A) has a "tax home" in the United States, as specially defined for purposes of the United States federal income tax, or (B) maintains an office or other fixed place of business in the United States and the gain from the sale or other disposition of the new notes is attributable to such office or other fixed place of business.

     Non-U.S. Holders who are individuals may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

     Gains realized by a Non-U.S. Holder that are effectively connected with the conduct of a trade or business within the United States of a Non-U.S. Holder, or a partnership, trust or estate in which such Non-U.S. Holder is a partner or beneficiary, generally will be taxed on a net income basis at the graduated rates that are applicable to U.S. Holders, as described above, unless exempt by an applicable income tax treaty. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

     Under the 1997 regulations, described above in "-- Non-U.S.
Holders -- Interest," withholding of United States federal income tax may apply to payments on a taxable sale or other disposition of the new notes by a Non-U.S. Holder who does not provide appropriate certification to the withholding agent with respect to such transaction.

     Federal Estate and Gift Taxes. New notes beneficially owned by an individual who is neither a United States citizen nor a domiciliary of the United States at the time of death will not be subject to United States federal estate tax as a result of such individual's death; provided, however, that any interest thereon would have been eligible for the portfolio interest exception described above in "-- Non-U.S. Holders -- Interest," if such interest had been received by the individual at the time of death.

     An individual who is not a United States citizen will not be subject to United States federal gift tax on a transfer of the new notes, unless such person is a domiciliary of the United States or such person is subject to provisions of United States federal gift tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     Under current United States federal income tax law, information reporting requirements apply to interest paid to, and to the proceeds of sales or other dispositions of the new notes before maturity by, certain U.S. Holders. In addition, a 31% backup withholding tax applies to a non-corporate U.S. Holder if such person:

       (i) fails to furnish such person's taxpayer identification number, which, for an individual, is his or her Social
            Security Number, to the payor in the manner required;
      (ii) furnishes an incorrect taxpayer identification number, and the payor is so notified by the Internal Revenue Service;
     (iii) is notified by the Internal Revenue Service that such person has failed properly to report payments of interest or dividends; or
      (iv) in certain circumstances, fails to certify, under penalties of perjury, that such person has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that such person is subject to backup withholding for failure properly to report interest or dividend payments.

Backup withholding does not apply to payments made to certain exempt U.S. Holders, such as corporations and tax-exempt organizations.

     In the case of a Non-U.S. Holder, under current United States federal income tax law, backup withholding does not apply to payments of interest, including original issue discount, with respect to the new notes, or to payments of proceeds on the sale or other disposition of the new notes, if such holder has provided to us or our paying agent the certification described in clause
(ii)(D) of "-- Non-U.S. Holders -- Interest" or has otherwise established an exemption (provided that neither we nor our paying agent have actual knowledge or, after December 31, 2000, reason to know that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied).

     We must annually report to the Internal Revenue Service and to each Non-U.S. Holder any interest, including original issue discount, that is subject to withholding or that is exempt from withholding. Copies of these information returns may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides.

     Under current United States federal income tax law, neither backup withholding nor information reporting generally applies to payments of proceeds on the sale or other disposition of the new notes to or through a foreign office of a foreign broker that is not a U.S. related person. For this purpose, a U.S. related person means a controlled foreign corporation for United States federal income tax purposes or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business within the United States for a specified three-year period or with respect to payments made after December 31, 2000, a foreign partnership with certain connections to the United States, currently subject to certain information reporting requirements, but not back-up withholding, unless the payee is an exempt recipient or the broker has evidence in its records that the payee is a Non-U.S. Holder and no actual knowledge, or, after December 31, 2000, reason to know, that such evidence is false and certain other conditions are met.

     If payments of proceeds on the sale or other disposition of the new notes were made to or through the foreign office of a broker that is a United States person, as defined in Section 7701(a)(30) of the Internal Revenue Code, or a U.S. related person, such broker may be subject to certain information reporting, but not backup withholding, requirements with respect to such payments, unless such broker has in its records documentary evidence that the beneficial owner is not a United States person and certain conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such person has actual knowledge or, after December 31, 2000, has reason to know, that the payee is a United States person.

     Payments of proceeds on the sale or other disposition of the new notes to or through the United States office of a U.S. or foreign broker will be subject to backup withholding and information reporting, unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption; provided, however, that the broker does not have actual knowledge or, after December 31, 2000, has reason to know, that the payee is a United States person or that the conditions of the exemption are, in fact, not satisfied.

     The 1997 regulations, described above in "-- Non-U.S. Holders -- Interest," modify certain of the certification requirements for backup withholding and expand the group of U.S. related persons. It is possible that we or our paying agent may request new withholding exemption forms from holders of the new notes in order to qualify for continued exemption from backup withholding when the 1997 regulations become effective.

     Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a holder of the new notes under the backup withholding rules are allowed as a refund or a credit against such holder's United States federal income tax; provided, however, that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives registered notes for its own account through the exchange offer, where its outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market making or other trading activities.

     SpectraSite will not receive any proceeds from any sales of the registered notes by participating broker-dealers. Registered notes received by participating broker-dealers for their own account through the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer that resells the registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for the exchange offer states that, by acknowledging that it will deliver, and by delivering, a prospectus, a participating broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, or until all broker-dealers who exchange outstanding notes which were acquired as a result of market making activities for registered notes have sold all registered notes held by them, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Holdings has agreed to pay all expenses incident to the exchange offer. SpectraSite will indemnify the holders of the registered notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

     The registered notes will not be listed on any stock exchange. The outstanding and registered notes are designated for trading in The Portal Market.

                                 LEGAL MATTERS

     Dow, Lohnes & Albertson, PLLC, Washington, D.C., will pass upon the validity of the registered notes.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements for the period from inception (April 25, 1997) to December 31, 1997 and the years ended December 31, 1998 and 1999 and the consolidated financial statements of our predecessor, Telesite Services, LLC, for the year ended December 31, 1996 and for the period from January 1, 1997 to May 12, 1997 included in this registration statement, as set forth in their reports incorporated by reference herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     Westower's consolidated financial statements as of September 30, 1998 and for the seven months then ended and Summit's financial statements as of September 30, 1998 and for the nine months then ended included in the Current Report on Form 8-K dated August 18, 2000 have been incorporated by reference in this prospectus in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Westower's consolidated financial statements as of February 28, 1997 and February 28, 1998 and for the three years ended February 28, 1998 and Cord's financial statements as of June 30, 1997 and 1998 and for the two years ended June 30, 1998 have been incorporated by reference in this prospectus in reliance on the report of Moss Adams LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of MJA Communications Corp. as of December 31, 1996 and December 31, 1997 and for the three years ended December 31, 1997, have been consolidated with those of Westower and incorporated by reference in this prospectus in reliance on the report of Lamn, Krielow, Dytrych & Darling, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Summit Communications LLC as of December 31, 1997 and for the period from inception, May 24, 1997, to December 31, 1997 have been incorporated by reference in this prospectus in reliance on the report of Shearer, Taylor & Co., P.A., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Holdings is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports, proxy statements and other information with the Securities and Exchange Commission. In addition, the indentures governing Holdings' outstanding notes require that we file Exchange Act reports with the Securities and Exchange Commission and provide those reports to the indenture trustee and holders of notes. Our Securities and Exchange Commission filings are available over the Internet at the Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the public reference rooms the Securities and Exchange Commission maintains at 450 Fifth Street, N.W., Washington, D.C.; 13th Floor, Seven World Trade Center, New York, New York; and Suite 1400, Northwestern Atrium Center 500 West Madison Street, Chicago, Illinois or obtain copies of such materials by mail. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges, as well as the Public Reference Section's charges for mailing copies of the documents Holdings has filed.

                     INFORMATION INCORPORATED BY REFERENCE

     Holdings has filed the following documents with the Securities and Exchange Commission. Securities and Exchange Commission rules permit Holdings to incorporate these filings by reference into this prospectus. By incorporating our Securities and Exchange Commission filings by reference they are made a part of this prospectus.

     -  Annual Report on Form 10-K for the year ended December 31, 1999;

     -  Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

     -  Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

     -  Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

     -  Form 8-K dated December 30, 1999 and filed January 21, 2000;

     -  Form 8-K dated March 6, 2000 and filed March 10, 2000;

     -  Form 8-K dated April 12, 2000 and filed April 18, 2000;

     -  Form 8-K dated June 6, 2000 and filed June 21, 2000;

     -  Form 8-K dated and filed August 18, 2000;

     -  Form 8-K dated August 25, 2000 and filed August 31, 2000;

     -  Form 8-K/A dated August 25, 2000 and filed November 17, 2000;

     -  Form 8-K dated November 20, 2000 and filed November 22, 2000; and

     -  Form 8-K/A dated December 15, 2000 and filed December 18, 2000.

     All documents which Holdings will file with the Securities and Exchange Commission, under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the termination of any offering of securities offered by this prospectus shall be deemed to be incorporated by reference in, and to be a part of, this prospectus from the date such documents are filed. Holdings' Securities and Exchange Commission file number for Securities Exchange Act documents is 0-27217. Holdings will provide without charge, to any person, including any beneficial owner, who receives a copy of this prospectus and the accompanying prospectus supplement, upon such recipient's written or oral request, a copy of any document this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

                                David P. Tomick
              Executive Vice President and Chief Financial Officer
                           SpectraSite Holdings, Inc.
                            100 Regency Forest Drive
                                   Suite 400
                           Cary, North Carolina 27511
                           Telephone: (919) 468-0112

     Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in:

     -  the prospectus;

     -  the accompanying prospectus supplement; or

     - any other subsequently filed document which also is incorporated in, or is deemed to be incorporated by reference to, this prospectus;

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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

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